Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of February 21, 2007

by and among

GETTY IMAGES, INC.,

MV ACQUISITION CORPORATION,

MEDIAVAST, INC.

and

solely with respect to Section 3.3, Article X and Article XI

JASON NEVADER,

as Representative

i

(continued)

(continued)

(continued)

Company Disclosure Schedules
Section 4.1	Organization and Good Standing
Section 4.3	Conflicts; Consents of Third Parties
Section 4.4	Capitalization
Section 4.5	Subsidiaries; Investments
Section 4.7	Financial Statements
Section 4.9	Absence of Certain Changes
Section 4.10	Taxes
Section 4.11	Real Property
Section 4.13	Intellectual Property
Section 4.14	Contributors and Content
Section 4.15	Data Protection
Section 4.16	Material Contracts
Section 4.17	Employee Benefit Plans
Section 4.18	Labor
Section 4.19	Litigation
Section 4.20	Compliance with Laws; Permits
Section 4.22	Insurance
Section 4.23	Related Party Transactions
Section 4.24	Bank Accounts
Section 4.25	Financial Advisors
Section 4.27	No Other Business

Miscellaneous Schedules
Schedule 1.1	Identified Employees
Schedule 3.1(b)	Calculation of Merger Consideration for Company Capital Stock
Schedule 3.3(a)	Accounting Principles
Schedule 6.2	Exceptions to Conduct of Business
Schedule 7.6(d)	Excluded Severance Obligations
Schedule 7.7(a)	Covered Parties
Schedule 7.14	Contract Termination
Schedule 8.1(b)	Antitrust Laws
Schedule 8.3(d)	Photographer Agreements

Exhibits
Exhibit A – Form of Written Consent
Exhibit B – Non-Competition Agreement
Exhibit C – Certificate of Merger
Exhibit D – Escrow Agreement

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of February 21, 2007, by and among Getty Images, Inc., a Delaware corporation (“Parent”), MV Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and MediaVast, Inc., a Delaware corporation (the “Company”), and, solely with respect to Section 3.3, Article X and Article XI of this Agreement, Jason Nevader (“Representative”).

RECITALS

WHEREAS, the boards of directors of each of Parent, the Company and Merger Sub believe it is fair to and in the best interests of their respective corporations and their stockholders that the Company and Merger Sub combine into a single corporation through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger, this Agreement and the transactions contemplated hereby and recommended that the stockholders of the Company and Merger Sub adopt this Agreement and approve the Merger and the other transactions contemplated hereby;

WHEREAS, immediately following the execution and delivery of this Agreement, the Company will deliver to Parent written consents from its stockholders, in the form attached hereto as Exhibit A (the “Written Consent”), representing a number of shares of Company Capital Stock (as defined below) necessary for the adoption of this Agreement and the approval of the Merger and the other transactions contemplated hereby by the Company Requisite Vote (as defined below);

WHEREAS, pursuant to the Merger, the Company Capital Stock shall be converted into the right to receive cash in the amounts and on the terms and subject to the conditions set forth herein;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations and warranties and other agreements in connection with the Merger; and

WHEREAS, as a condition and inducement to Parent and Merger Sub entering into this Agreement, each of the Identified Employees (as defined below), concurrently with the execution and delivery of this Agreement, is entering into a non-competition agreement in the forms attached hereto as Exhibit B (the “Non-Competition Agreement”), dated as of the date of this Agreement, each of which shall become effective at the Effective Time (as defined below).

NOW, THEREFORE, in consideration of the premises, covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.1 Certain Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code or any comparable or analogous group under state, local or foreign Law.

“Business Day” means any day of the year on which national banking institutions in California or New York are open to the public for conducting business and are not required or authorized to close.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Capital Stock” means shares of Company Common Stock and Company Preferred Stock.

“Company Common Stock” means shares of the Company’s common stock, par value $0.001 per share.

“Company Intellectual Property” means all Intellectual Property used in or necessary for the conduct of the business of the Company or any Subsidiary, or owned or held for use by the Company or any Subsidiary, including the Registered Intellectual Property.

“Company Preferred Stock” means shares of Series A preferred stock of the Company, par value $0.001 per share (“Series A Preferred Stock”), Series A-1 preferred stock of the Company, par value $0.001 per share (“Series A-1 Preferred Stock”), Series B preferred stock of the Company, par value $0.001 per share (“Series B Preferred Stock”), Series B-1 preferred stock of the Company, par value $0.001 per share (“Series B-1 Preferred Stock”), and Series C preferred stock of the Company, par value $0.001 per share (“Series C Preferred Stock”).

“Company Stock Option Plan” means the Company’s 1999 Stock Plan.

“Company Technology” means all Technology used in or necessary for the conduct of the business of the Company or any Subsidiary, or owned or held for use by the Company or any Subsidiary.

“Content” means any artwork, photograph, still or motion image, video, footage, illustration, drawing, computer rendering, negative or any other image or visual representation of any type, music, and any reproduction of any of the foregoing.

“Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, whether written or oral.

“Contributor” means any Person who assigns or licenses any Content to the Company and/or any of its Subsidiaries, which Content the Company and/or any of its Subsidiaries licenses or sublicenses to customers or end-users.

“Environmental Law” means any federal, state or local Laws relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which regulate the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“Facilities” means all buildings and improvements on any real property leased or owned by the Company or any Subsidiary either currently or in the past, to the extent that the Company or any Subsidiary has or had control over such buildings and improvements.

“GAAP” means generally accepted accounting principles in the United States as of the date hereof.

“Governmental Authority” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive,” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Identified Employees” means those employees of the Company listed on Schedule 1.1.

“Indebtedness” of any Person means the principal of and premium (if any) in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable.

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including (i) all patents and applications therefore, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”), (ii) all trademarks (pending or registered), service marks, trade names, trade dress, logos, corporate names and other source or business identifiers together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof (collectively, “Marks”), (iii) all Internet domain names, (iv) all copyrights, or other rights in other works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof (collectively, “Copyrights”), (v) information and materials that are proprietary and treated as confidential, which may include the following: discoveries, concepts, ideas, research and development, know-how, formulae, inventions, compositions, manufacturing and production processes and techniques, methods, algorithms, technical data, procedures, designs, drawings, specifications, databases, recordings, reports, analyses, graphs, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents (collectively, “Trade Secrets”), and (vi) any of the foregoing intellectual property rights in Software.

“Intellectual Property Licenses” means (i) any grant by the Company or any Subsidiary to another Person of any right, permission, consent or non-assertion relating to or under any Intellectual Property and (ii) any grant by another Person to the Company or any Subsidiary of any right, permission, consent or non-assertion relating to or under any Intellectual Property owned by a third Person.

“IRS” means the Internal Revenue Service.

“Knowledge” means, with respect to any Person, the actual knowledge of the specified Person. In the case of the Knowledge of the Company, “Knowledge” shall mean the actual knowledge of each of Jason Nevader, Steve Mao, Paul Donohue, Mark Halpern and Marc Kurschner, and any facts that each would reasonably be expected to have discovered or become aware in the ordinary course of performing their respective duties.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other legal requirement.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or proceedings by or before a Governmental Authority.

“Liability” means any debt, loss, damage, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Losses” means any and all deficiencies, judgments, settlements, Liabilities, losses, damages, interest, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefor.

“Material Adverse Effect” means any change, effect, event, occurrence or development that has had, individually or in the aggregate, a material adverse effect on the business, assets, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole; provided, however, that no change, effect, event, occurrence or development (by itself or when aggregated with any other changes, effects, events, occurrences or developments) resulting from any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (A) any circumstance, change, or effect resulting from or arising out of the fact that the Company or Parent (rather than another Person) is a party to the transactions contemplated by this Agreement, (B) any actions taken by the Company that are specifically required by this Agreement to be taken, (C) any change in conditions in the United States, foreign or global economy or capital or financial markets generally, (D) any change in the general industry of the Company so long as the Company and/or its Subsidiaries are not disproportionately affected, (E) any failure by the Company, in and of itself, to meet its internal forecast of its revenues, earnings or other financial performance or results of operations on or after the date hereof (provided that the exception in this clause (E) shall not apply to the facts and circumstances underlying any such failure), (F) changes in applicable law, GAAP or international accounting standards, and (G) any act of terrorism or war.

“Net Assets” means total assets, excluding Cash and Cash Equivalents (as defined below), less total liabilities, in each case, determined in accordance with the Accounting Principles (as defined below).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary and usual course of day-to-day operations of the business of the Company and its Subsidiaries through the date hereof consistent with past practice, specifically the period of January 1, 2006 through September 30, 2006.

“Original Issue Price” means $0.388538 for each share of Series A Preferred Stock, $0.50 for each share of Series A-1 Preferred Stock, $0.98 for each share of Series B Preferred Stock, $2.00 for each share of Series B-1 Preferred Stock and $4.05 for each share of Series C Preferred Stock.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Authority.

“Permitted Exceptions” means (i) all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in policies of title insurance which have been made available to Purchaser, (ii) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefore, (iii) mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the Ordinary Course of Business and that are not material to the business, operations and financial condition of the Company Property so encumbered and that are not resulting from a breach, default or violation by the Company or any Subsidiary of any Contract or Law, (iv) zoning, entitlement and other land use and environmental regulations by any Governmental Authority, provided that such regulations have not been violated, (v) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements, and (vi) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the present use of any material Company Property subject thereto or affected thereby.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or other entity.

“Personal Information” means any information held by or in the possession or control of the Company or any of its Subsidiaries that can be used to identify any specific individual, either by itself or in combination with any other information held by or in the possession or control of the Company or any of its Subsidiaries.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” means any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company (or Parent, as the case may be).

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof) including to, any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, affiliated or unitary returns for any group of entities that includes the Company, any Subsidiary, or any of their Affiliates.

“Taxes” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and (iii) any transferee liability in respect of any items described in clauses (i) and/or (ii) payable by reason of contract, assumption, transferee liability, operation of Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Law) or otherwise.

“Taxing Authority” means the IRS and any other Governmental Authority responsible for the administration of any Tax.

“Technology” means all Software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transaction Documents” means this Agreement and each document, certificate, instrument and other writing given in connection herewith, including the Non-Disclosure Agreement.

“WARN” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

1.2 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meaning therein defined:

Term	Definition
“401(k) Plan”	Section 7.6(a)
“Accounting Principles”	Section 3.3(a)
“Accounting Referee”	Section 3.3(d)
“Agreement”	Preamble
“Aggregate Merger Consideration”	Section 3.1(a)
“Antitrust Laws”	Section 7.10(a)
“Balance Sheet”	Section 4.7(a)
“Balance Sheet Date”	Section 4.7(a)
“Base Consideration”	Section 3.1(a)

“Cash and Cash Equivalents”	Section 3.3(a)
“Certificate of Merger”	Section 2.3
“Certificates”	Section 3.7(a)
“Closing”	Section 2.2
“Closing Certificate”	Section 10.1
“Closing Date”	Section 2.2
“Closing Statement”	Section 3.3(c)
“COBRA”	Section 4.17(e)
“Company”	Preamble
“Company Disclosure Schedule”	Article IV
“Company Plans”	Section 4.17(a)
“Company Property”	Section 4.11(a)
“Company Requisite Vote”	Section 4.2(c)
“Company Stock Options”	Section 3.5
“Company Warrants”	Section 3.4
“Continuing Employees”	Section 7.6(b)
“Copyrights”	Section 1.1
“Covered Parties”	Section 7.7(a)
“D&O Policy”	Section 7.7(b)
“DGCL”	Section 2.1
“Disputed Item”	Section 3.3(d)
“Dissenting Shares”	Section 3.14
“Effective Time”	Section 2.3
“Escrow Agreement”	Section 8.3(i)
“Escrow Amount”	Section 10.2(b)
“Escrow Fund”	Section 10.2(b)
“Escrowed Holders”	Section 10.2(a)
“Estimated Aggregate Merger Consideration”	Section 3.3(b)
“Estimated Cash and Cash Equivalents”	Section 3.3(a)
“Estimated Net Assets”	Section 3.3(a)
“Exchange Agent”	Section 3.6(a)
“Exchange Agent Agreement”	Section 3.6(a)
“Exchange Fund”	Section 3.6(b)
“Final Aggregate Merger Consideration”	Section 3.3(f)(vi)
“Final Cash and Cash Equivalents”	Section 3.3(c)
“Final Net Assets”	Section 3.3(c)
“Financial Statements”	Section 4.7(a)
“Foreign Plan”	Section 4.17(i)
“Grant Date”	Section 4.4(d)
“Indemnification Claim”	Section 10.2(b)
“Indemnitees”	Section 10.2(a)
“Marks”	Section 1.1
“Material Contracts”	Section 4.16
“Maximum Premium”	Section 7.7(b)
“Merger”	Recitals
“Merger Sub”	Preamble

“NYSE”	Section 7.4
“Non-Competition Agreement”	Recitals
“Non-Disclosure Agreement”	Section 7.3
“Objection”	Section 3.3(d)
“Objection Period”	Section 3.3(d)
“Optionholder”	Section 3.5
“Parent”	Preamble
“Patents”	Section 1.1
“Personal Property Leases”	Section 4.12(b)
“Privacy Policies”	Section 4.15(b)
“Pro Rata Share”	Section 10.2(b)
“Processes”	Section 4.15(c)
“Real Property Lease”	Section 4.11(a)
“Registered Intellectual Property”	Section 4.13(a)
“Representative”	Preamble
“Response Date”	Section 3.3(d)
“Securities Act”	Section 4.4(a)
“Security Breach”	Section 4.15(a)
“Survival Period”	Section 10.1
“Surviving Corporation”	Section 2.1
“Target Net Assets”	Section 3.3(a)
“Trade Secrets”	Section 1.1
“Written Consent”	Recitals

1.3 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(b) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(c) Exhibits/Schedules. The exhibits and schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any schedule or exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(d) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(e) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(f) Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(g) Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(h) Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(i) Comparable Law. Any legal term for any action, right, obligation, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than the State of Delaware, be deemed to include a reference to what most nearly approximates in that jurisdiction to the legal term under the Law of the State of Delaware.

ARTICLE II

THE MERGER

2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

2.2 Closing. Unless this Agreement is earlier terminated pursuant to Article IX, the closing of the Merger (the “Closing”) shall take place on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of each of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other time as the parties hereto agree (the “Closing Date”). The Closing shall take place at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, or at such other location as the parties hereto agree.

2.3 Effective Time. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit C (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL. The Merger shall become effective at the time that the Certificate of Merger is filed and accepted by the Secretary of State of the State of Delaware or at such later time as is agreed to by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

2.4 Effects of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of the Company and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of Parent.

2.5 Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated in its entirety as set forth on Exhibit A to the Certificate of Merger and shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL, the certificate of incorporation and such bylaws.

2.6 Directors and Officers. From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

CONVERSION OF SHARES; EXCHANGE

3.1 Merger Consideration.

(a) Merger Consideration. The aggregate consideration to be paid by Parent and Merger Sub in connection with the Merger shall consist of, and not exceed, cash in an amount equal to $202,000,000 (“Base Consideration”), subject to the adjustments contemplated by Section 3.3 (the “Aggregate Merger Consideration”).

(b) Conversion; Allocation of Merger Consideration. At the Effective Time and on the terms and subject to the conditions of this Agreement, including those set forth in Section 10.2:

(i) each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be converted into one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.1(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive an amount in cash equal to the per share consideration allocated to each share of Company Common Stock, as determined pursuant to Schedule 3.1(b) attached hereto, without interest;

(iii) each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.1(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive an amount in cash equal to the per share consideration allocated to each share of Series A Preferred Stock, as determined pursuant to Schedule 3.1(b) attached hereto, without interest;

(iv) each share of Series A-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.1(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive an amount in cash equal to the per share consideration allocated to each share of Series A-1 Preferred Stock, as determined pursuant to Schedule 3.1(b) attached hereto, without interest;

(v) each share of the Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.1(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive an amount in cash equal to the per share consideration allocated to each share of Series B Preferred Stock, as determined pursuant to Schedule 3.1(b) attached hereto, without interest;

(vi) each share of Series B-1 Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.1(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive an amount in cash equal to the per share consideration allocated to each share of Series B-1 Preferred Stock, as determined pursuant to Schedule 3.1(b) attached hereto, without interest; and

(vii) each share of Series C Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be cancelled in accordance with Section 3.1(c)) shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder thereof, be converted into the right to receive an amount in cash equal to the per share consideration allocated to each share of Series C Preferred Stock, as determined pursuant to Schedule 3.1(b) attached hereto, without interest.

(c) Treasury Stock; Stock Held by Parent or Merger Sub. At the Effective Time, each share of Company Capital Stock held by the Company in its treasury or by any wholly owned subsidiary of the Company, or by Parent, Merger Sub or any other subsidiary of Parent, shall be cancelled and extinguished without any conversion thereof.

3.2 Allocation Schedule; Company Capital Stock Schedule; Company Stock Options Schedule. On the Closing Date, the Company shall deliver to Parent and Merger Sub (a) a correct and complete schedule reflecting the allocation of the Estimated Aggregate Merger Consideration (as defined below) among the holders of Company Preferred Stock, Company Common Stock and Company Stock Options as contemplated by Schedule 3.1(b) and this Article III as of the Closing Date, (b) a correct and complete list of record holders of the issued and outstanding Company Capital Stock as of the Closing Date and (c) a correct and complete list of record holders of the Company Stock Options as of the Closing Date.

3.3 Adjustments.

(a) At least three (3) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement, together with all supporting documentation or information as Parent shall reasonably request, setting forth a reasonably detailed calculation of the Company’s good faith estimate of (i) all cash and cash equivalents held by the Company on the Closing Date (“Estimated Cash and Cash Equivalents”), which shall include all short-term and long-term certificates of deposit held by the Company, the amount of any letters of credit (provided that such letter of credit is backed by a restricted cash deposit with the issuing bank), and any security deposits made by the Company; provided, however, that if any Person holding such letter of credit or security deposit requires Parent or the Surviving Corporation to maintain such letter of credit or security deposit after the Closing, such items shall not be deemed Cash and Cash Equivalents for the purposes of this Agreement (“Cash and Cash Equivalents”), and (ii) (A) the Net Assets of the Company and its Subsidiaries on a consolidated basis as of the Closing Date (“Estimated Net Assets”) prepared in accordance with the books and records of the Company and its Subsidiaries and the accounting principles set forth on Schedule 3.3(a) (the “Accounting Principles”) and (B) the amount by which the Estimated Net Assets are greater than or less than $4,984,590 (“Target Net Assets”).

(b) On the Closing Date, the Base Consideration shall be increased, if applicable, by an amount equal to the Estimated Cash and Cash Equivalents, and decreased, if applicable, by an amount equal to the amount by which the Estimated Net Assets at Closing are less than the Target Net Assets. For the avoidance of doubt, in no event will the Base Consideration be increased if the Estimated Net Assets exceed the Target Net Assets. The Aggregate Merger Consideration, as adjusted pursuant to this Section 3.3(b), is referred to herein as the “Estimated Aggregate Merger Consideration”).

(c) Following the Closing Date, Parent shall prepare and deliver to the Representative, as soon as reasonably practicable but in no event later than ninety (90) days following the Closing Date, a statement (the “Closing Statement”), together with all supporting documentation or information as the Representative shall reasonably request, setting forth, in reasonable detail, Parent’s calculation of (i) (A) the Cash and Cash Equivalents of the Company as of the Closing Date (“Final Cash and Cash Equivalents”) and (B) the amount by which the Final Cash and Cash Equivalents exceed or are less than, as applicable, the Estimated Cash and Cash Equivalents and (ii) (A) the Net Assets of the Company and its Subsidiaries on a consolidated basis as of the Closing Date (the “Final Net Assets”) prepared in accordance with the books and records of the Company and its Subsidiaries and the Accounting Principles and (B) the amount by which the Final Net Assets exceed or are less than, as applicable, the Estimated Net Assets.

(d) The Representative shall have thirty (30) days from its receipt of the Closing Statement (the “Objection Period”) to review the Closing Statement. Parent shall grant the Representative access at reasonable times and places and upon reasonable advance notice to all books, records and employees of the Surviving Corporation as reasonably requested by the Representative in connection with his review of the Closing Statement. Upon the expiration of the Objection Period, the Representative, on behalf of all stockholders of the Company, shall be deemed to have accepted, and shall be bound by, the Closing Statement and the calculation therein of the Final Cash and Cash Equivalents and the Final Net Assets, unless the Representative shall have informed Parent in writing of its disagreement with the Closing Statement prior to the expiration of the Objection Period (the “Objection”), specifying each disputed item and setting forth in reasonable detail the basis for each such dispute (each, a “Disputed Item”). Parent shall have thirty (30) days from the date on which it receives the Objection (the date on which such thirty (30) day period ends, the “Response Date”) to review and respond to such Objection. If Parent and the Representative are able to negotiate a mutually agreeable resolution of each Disputed Item, and each signs a certificate to that effect, the Closing Statement and the calculation therein of the Final Cash and Cash Equivalents and the Final Net Assets, as adjusted to reflect such resolution, shall be deemed final, non-appealable and binding for purposes of this Agreement. If any Disputed Items have not been resolved by the Response Date, either Parent or the Representative may refer such Disputed Items to an independent, mutually agreeable, nationally recognized public accounting firm (the “Accounting Referee”) who shall accept its appointment within seven (7) days after such referral, to make a final, non-appealable and binding determination as to such remaining Disputed Items pursuant to the terms hereof. The Accounting Referee shall be directed to make a determination in accordance with Section 3.3(e) below of the Disputed Items promptly, but no later than sixty (60) days, after acceptance of its appointment. Parent and the Representative agree to use their commercially reasonable efforts to effect the selection and appointment of the Accounting Referee pursuant to this Section 3.3(d), including executing an engagement agreement with the Accounting Referee providing for reasonable and customary compensation and other terms of such engagement. Parent and the Representative shall make readily available to the Accounting Referee all relevant books, records and employees of the Company and the Surviving Corporation that are reasonably requested by the Accounting Referee in connection with the Accounting Referee’s review of any Disputed Items; provided, however, that Parent, the Representative and their Affiliates shall not be obligated to provide any information the disclosure of which would jeopardize any privilege available to such Person relating to such information or which would cause such Person to breach a confidentiality obligation to which it is bound; provided, further, however, that Parent, the Representative and their Affiliates shall use their commercially reasonable efforts to minimize the effects of any such limitations.

(e) If Disputed Items are referred to the Accounting Referee for resolution pursuant to Section 3.3(d) above, the Accounting Referee shall determine only with respect to the Disputed Items submitted whether and to what extent, if any, the Final Cash and Cash Equivalents and the Final Net Assets set forth in the Closing Statement require adjustment. Any finding by the Accounting Referee shall be a reasoned award stating in reasonable detail the findings of fact on which it is based, shall be final, non-appealable and binding upon the Parties and shall be the sole and exclusive remedy between the Parties regarding the Disputed Items so presented. The fees and expenses of the Accounting Referee shall be borne by Parent and the Escrowed Holders (as defined below) in the same proportion that the dollar amount of Disputed Items which are not resolved in favor of Parent or the Escrowed Holders, as applicable, bears to the total dollar amount of Disputed Items resolved by the Accounting Referee. Each of Parent and the Escrowed Holders shall bear the fees, costs and expenses of its own accountants and all of its other expenses incurred in connection with matters contemplated by this Section 3.3.

(f) Payment of the Adjustments.

(i) Payment of the adjustments as contemplated by this Section 3.3(f) shall be made (A) if no Objection is made by the Representative during the Objection Period, within five (5) Business Days following the expiration of the Objection Period or (B) if the Representative submits an Objection within the Objection Period, within five (5) Business Days following final resolution of all Disputed Items by either Parent and the Representative or the Accounting Referee.

(ii) If the Final Cash and Cash Equivalents exceed the Estimated Cash and Cash Equivalents, Parent shall promptly deliver, or cause to be delivered, an amount in cash equal to such excess to the Exchange Agent (as defined below) for payment to the Escrowed Holders in accordance with the Exchange Agent Agreement (as defined below). Any such amounts shall be promptly distributed to the Escrowed Holders in accordance with each such holder’s Pro Rata Share (as defined below).

(iii) If the Final Cash and Cash Equivalents are less than the Estimated Cash and Cash Equivalents, Parent shall recover from the Escrow Fund (as defined below) the amount of such difference in accordance with the terms of this Agreement and the Escrow Agreement.

(iv) If the Final Net Assets exceed the Estimated Net Assets and the Aggregate Merger Consideration was decreased at Closing because the Estimated Net Assets were less than the Target Net Assets, Parent shall promptly deliver, or cause to be delivered, an amount in cash equal to such excess to the Exchange Agent for payment to the Escrowed Holders in accordance with the Exchange Agent Agreement; provided, however, that in no event shall the sum of the Estimated Net Assets and the payment contemplated by this Section 3.3(f)(iv) exceed the Target Net Assets. Any such amounts shall be promptly distributed to the Escrowed Holders in accordance with each such holder’s Pro Rata Share.

(v) If the Final Net Assets are less than the Estimated Net Assets and the Target Net Assets, Parent shall recover from the Escrow Fund the amount of such difference between the Final Net Assets and the Estimated Net Assets in accordance with the terms of this Agreement and the Escrow Agreement.

(vi) The Estimated Aggregate Merger Consideration as adjusted by this Section 3.3 is referred to herein as the “Final Aggregate Merger Consideration”.

3.4 Company Warrants. All warrants to purchase Company Capital Stock issued and outstanding immediately prior to the Effective Time (the “Company Warrants”) shall be exercised immediately prior to Closing or shall terminate at the Effective Time. Prior to the Effective Time, the Company shall take such actions as may be necessary, if any, to effect the treatment of the Company Warrants contemplated by the foregoing sentence.

3.5 Company Stock Options. Immediately prior to the Effective Time, each option to purchase shares of Company Common Stock (the “Company Stock Options”) that is unexercised, unexpired and then outstanding shall become fully vested and exercisable with respect to all shares of Company Common Stock subject thereto. Such Company Stock Options shall be cancelled as of the Effective Time and each holder thereof (each, an “Optionholder”) shall cease to have any rights with respect thereto, except the right to receive the consideration payable in respect thereof, as set forth in this Section 3.5. At the Effective Time and on the terms and subject to the conditions of this Agreement, each Optionholder shall, by virtue of the Merger and without any action on the part of Parent, Merger Sub, or the Company, be entitled to receive a portion of the Aggregate Merger Consideration equal to (a) the per share consideration allocated to each share of Company Common Stock, as determined pursuant to Schedule 3.1(b) hereto, multiplied by the aggregate number of shares of Company Common Stock subject to all Company Stock Options held by such Optionholder, less (b) the aggregate cash exercise price payable upon exercise of all Company Stock Options held by such Optionholder. Prior to the Effective Time, the Company shall make any amendments to the terms of the Company Stock Option Plan and obtain any consents from the Optionholders that, in each case, are necessary to effect the treatment of the Company Stock Options contemplated by the foregoing sentence.

3.6 Exchange Agent; Exchange Fund.

(a) Exchange Agent. At the Closing, Parent shall enter into an exchange agent agreement (the “Exchange Agent Agreement”) pursuant to which Parent shall appoint The Bank of New York (the “Exchange Agent”) to act as exchange agent hereunder for the purpose of distributing the Estimated Aggregate Merger Consideration and any other amounts payable under this Agreement.

(b) Exchange Fund. Upon the Closing Date, Parent shall deposit with the Exchange Agent, in trust for the benefit of the stockholders of the Company and the Optionholders, cash in an aggregate amount sufficient to pay the Estimated Aggregate Merger Consideration, less the Escrow Amount to be deposited with the Escrow Agent pursuant to the provisions of Article X (the “Exchange Fund”). From time to time after the Closing Date, Parent shall promptly deposit with the Exchange Agent such amounts, if any, either directly or from the Escrow Fund, to be added to the Exchange Fund. The Exchange Agent shall invest the Exchange Fund in an insured deposit account, as directed by Parent, and any interest or other earnings with respect thereto shall be paid to Parent as and when requested by Parent.

3.7 Exchange Procedures.

(a) Subject to the receipt by Parent prior to the Effective Time of all information reasonably requested by Parent, immediately following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail (i) to each holder of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (the “Certificates”) (A) a letter of transmittal, in customary form prepared by Parent and delivered to the Company prior to the Effective Time, which shall specify that delivery shall be effective, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and that the holders are agreeing to appoint the Representative upon the terms set forth in Section 10.3 of this Agreement, and (B) instructions for effecting the surrender of such Certificates in exchange for a portion of the Estimated Aggregate Merger Consideration, and (ii) to each Optionholder a letter of transmittal, in customary form prepared by the Parent and delivered to the Company prior to the Effective Time, which shall specify that the Optionholders are agreeing to appoint the Representative upon the terms set forth in Section 10.3 of this Agreement. Upon surrender of a Certificate (or other documentation in compliance with Section 3.10 hereof), as applicable, and/or a letter of transmittal, duly executed and completed in accordance with the instructions thereto, to the Exchange Agent, together with such other documents as may reasonably be required by the Exchange Agent, each stockholder and Optionholder delivering such documents shall be entitled to receive in exchange therefor its respective portion of the Estimated Aggregate Merger Consideration, less the portion of the Estimated Aggregate Merger Consideration allocable to such stockholder or Optionholder that has been deposited in the Escrow Fund pursuant to Section 10.2.

(b) No interest will be paid or will accrue for the benefit of Company stockholders or Optionholders on any Estimated Aggregate Merger Consideration and any other amounts payable under this Article III. All payments of the Estimated Aggregate Merger Consideration and any other amounts payable under this Article III made by the Exchange Agent shall be made by wire transfer or check and delivered in person or by mail to the address specified in the applicable letter of transmittal.

(c) In the event of a transfer of ownership of Company Capital Stock prior to the Effective Time which is not registered in the transfer records of the Company, the Estimated Aggregate Merger Consideration and any other amounts payable under this Article III shall be payable to such transferee if the Certificate representing such shares of Company Capital Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid, each in the sole and reasonable discretion of the Exchange Agent.

3.8 Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company and the Optionholders on the date that is one hundred eighty (180) days after the Effective Time shall be delivered to Parent, and any stockholder of the Company or any Optionholder who has not theretofore complied with this Article III shall thereafter look only to Parent for its respective portion of the Estimated Aggregate Merger Consideration and any other amounts payable under this Article III with respect to the Company Capital Stock or Company Stock Options formerly represented thereby to which such stockholder or Optionholder, as applicable, is entitled pursuant to this Article III, and Parent shall, upon the request of any such former stockholder of the Company or former Optionholder, promptly pay to such former stockholder or former Optionholder the portion of the Estimated Aggregate Merger Consideration to which he, she or it is entitled, less the portion of the Estimated Aggregate Merger Consideration allocable to such stockholder or Optionholder that has been deposited in the Escrow Fund. Any such portion of the Exchange Fund remaining unclaimed by former stockholders of the Company or former Optionholders on the date that is five (5) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority pursuant to applicable Law) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto. None of Parent, Merger Sub, the Company, the Surviving Corporation, the Representative or the Exchange Agent shall be liable to any Person in respect of any Estimated Aggregate Merger Consideration and any other amounts payable under this Article III from the Exchange Fund delivered to a public official pursuant to and in full compliance with any applicable abandoned property, escheat or similar applicable Law.

3.9 No Further Ownership Rights in Company Capital Stock. As of the Effective Time, all Certificates representing Company Capital Stock issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each stockholder of the Company shall cease to have any rights with respect to such stockholder’s Certificates, except for the right to receive its respective portion of the Estimated Aggregate Merger Consideration and any other amounts payable under this Article III upon surrender of such Certificate in accordance with Section 3.7 (other than Certificates representing Company Capital Stock to be cancelled in accordance with Section 3.1(c) and for Dissenting Shares).

3.10 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the portion of the Estimated Merger Consideration and any other amounts payable under this Article III with respect to the Company Capital Stock formerly represented thereby; provided, however, that Parent may, in its sole discretion, require the Person who is the owner of such lost, stolen or destroyed Certificate to (a) provide an indemnification agreement, in form and substance acceptable to Parent, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed and/or (b) post a bond in such reasonable amount and for such reasonable period of time as Parent may direct as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Certificate; provided, that Parent shall only be entitled to enforce this clause (b) against Persons owning Certificates representing the right to receive at least $1,000,000 of the Estimated Aggregate Merger Consideration.

3.11 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the Estimated Aggregate Merger Consideration and any other amounts payable under this Article III or otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or under any applicable Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the stockholder of the Company in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Exchange Agent, as the case may be.

3.12 Stock Transfer Books. The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of Company Capital Stock thereafter on the records of the Company.

3.13 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation and Parent shall, in the name of their respective corporations or otherwise, be fully authorized to take all such lawful and necessary action.

3.14 Appraisal Rights. Notwithstanding any provision of this Agreement to the contrary, any issued and outstanding shares of Company Common Stock held by persons who have exercised and perfected appraisal rights for such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Shares”) and as of the Effective Time have neither effectively withdrawn nor lost any right to such appraisal, shall not be converted into or represent a right to receive the Estimated Merger Consideration and any other amounts payable under this Article III attributable to such Dissenting Shares. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with Section 262 of the DGCL, unless and until such stockholders fail to perfect, effectively withdraw or otherwise lose their appraisal rights under the DGCL. Notwithstanding the foregoing, if any dissenting stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then as of the Effective Time or the occurrence of such event, whichever occurs later, such Dissenting Shares shall automatically be converted into and represent only the right to receive the Estimated Merger Consideration and any other amounts payable under this Article III, without interest thereon, upon surrender of the Certificate or Certificates representing such Dissenting Shares in accordance with Section 3.7. The Company shall provide Parent (a) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, the withdrawal of such demands and any other related instruments served pursuant to the DGCL and received by the Company, and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith and delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by numbered section (and, where applicable, by lettered subsection) of the representations and warranties in this Agreement (the “Company Disclosure Schedule”) (provided, that any disclosure shall qualify the disclosure under the numbered section referred to in the Company Disclosure Schedule as well as all other sections in this Agreement when it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections), the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect.

4.2 Authorization of Agreement.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of the Company, and, except for the receipt of the Company Requisite Vote, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed at Closing, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b) The board of directors of the Company has unanimously (i) determined this Agreement and the transactions contemplated hereby, including the Merger, to be advisable and fair to, and in the best interests of, the stockholders of the Company and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

(c) The affirmative vote or written consent of holders of (i) shares of Company Capital Stock representing a majority of the votes that may be cast by the holders of all outstanding shares (voting together as a single class), and (ii) shares representing a majority of the Company Preferred Stock (voting together as a single class) (collectively, the “Company Requisite Vote”) is the only approval of the holders of any class or series of Company Capital Stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

4.3 Conflicts; Consents of Third Parties.

(a) Except as set forth on Section 4.3(a) of the Company Disclosure Schedule, one of the execution and delivery by the Company of this Agreement or any other Transaction Document, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any Subsidiary under, any provision of (i) the certificate of incorporation and bylaws or comparable organizational documents of the Company or any Subsidiary, (ii) any Material Contract (as defined below), or Permit to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound, (iii) any Order applicable to the Company or any Subsidiary or any of the properties or assets of the Company or any Subsidiary as of the date hereof, or (iv) any applicable Law.

(b) Except for (i) the filing of the Certificate of Merger as required by the DGCL and (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and the Antitrust Laws listed on Schedule 8.1(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Governmental Authority is required on the part of the Company or any Subsidiary in connection with (A) the execution and delivery of this Agreement or any other Transaction Document, the compliance by the Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, or (B) the continuing validity and effectiveness immediately following the Closing of any Permit or Material Contract of the Company or any Subsidiary.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 15,703,704 shares of Company Preferred Stock, of which 3,860,626 shares have been designated Series A Preferred Stock, 1,139,374 shares have been designated Series A-1 Preferred Stock, 5,000,000 shares have been designated

Series B Preferred Stock, 2,000,000 shares have been designated Series B-1 Preferred Stock and 3,703,704 shares have been designated Series C Preferred Stock. As of the date of this Agreement, there were 21,250,144 shares of Company Common Stock outstanding, 3,860,626 shares of Series A Preferred Stock outstanding, 1,139,374 shares of Series A-1 Preferred Stock outstanding, 5,000,000 shares of Series B Preferred Stock outstanding, 2,000,000 shares of Series B-1 Preferred Stock outstanding and 3,703,704 shares of Series C Preferred Stock outstanding. No shares of Company Capital Stock are held by the Company as treasury stock. All of such issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and such shares have not been issued in violation of any preemptive rights pursuant to applicable Law or in the Company’s certificate of incorporation. All issued and outstanding shares of Company Capital Stock have been issued pursuant to valid exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), and all applicable state securities laws. A true and complete list of record holders of the issued and outstanding Company Capital Stock as of the date of this Agreement is set forth on Section 4.4(a) of the Company Disclosure Schedule.

(b) The liquidation preference of the Series A Preferred Stock is $0.388538 per share, plus all declared but unpaid dividends at the rate of $0.0311 per share, and the conversion ratio of the Series A Preferred Stock is one (1) to one (1). The liquidation preference of the Series A-1 Preferred Stock is $0.50 per share, plus all declared but unpaid dividends at the rate of $0.04 per share, and the conversion ratio of the Series A-1 Preferred Stock is one (1) to one (1). The liquidation preference of the Series B Preferred Stock is $0.98 per share, plus all declared but unpaid dividends at the rate of $0.0784 per share, and the conversion ratio of the Series B Preferred Stock is one (1) to one (1). The liquidation preference of the Series B-1 Preferred Stock is $2.00 per share, plus all declared but unpaid dividends at the rate of $0.16 per share, and the conversion ratio of the Series B-1 Preferred Stock is one (1) to one (1). The liquidation preference of the Series C Preferred Stock is $4.05 per share, plus all declared but unpaid dividends at the rate of $0.324 per share, and the conversion ratio of the Series C Preferred Stock is one (1) to one (1). In the Merger, each series of Company Preferred Stock shall be entitled to receive its liquidation preference and shall thereafter also be entitled to receive a portion of the Aggregate Merger Consideration on a pro rata and on an as-converted per share basis with the Company Common Stock; provided, however, that the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series B-1 Preferred Stock shall not be entitled to receive consideration in excess of three (3) times the Original Issue Price applicable to such shares of Company Preferred Stock; provided, further, however, that the Series C Preferred Stock shall not be entitled to receive consideration in excess of two (2) times the Original Issue Price applicable to such shares of Company Preferred Stock.

(c) Except as set forth on Section 4.4(c) of the Company Disclosure Schedule, there is no existing option, warrant, call, right or Contract of any character to which the Company is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company. Except as set forth on

Section 4.4(c) of the Company Disclosure Schedule, the Company is not a party to any voting trust or other Contract with respect to the voting, redemption, sale, transfer or other disposition of Company Capital Stock. Except as set forth on Section 4.4(c) of the Company Disclosure Schedule, there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company. All outstanding Company Stock Options have been issued pursuant to valid exemptions from registration under the Securities Act and all applicable state securities laws. A true and complete list of record holders of the Company Stock Options is set forth on Section 4.4(c) of the Company Disclosure Schedule. True and complete copies of the Company Stock Option Plan and all forms of option agreements used for Company Stock Options issued thereunder have been provided to Parent and no Company Stock Options differ in any material respect from such form agreements, and there is no agreement, arrangement or understanding (written or oral) to amend, modify or supplement such Company Stock Options in any case from the form provided to Parent.

(d) With respect to the Company Stock Options issued pursuant to the Company Stock Option Plan, (i) each grant of an option was duly authorized no later than the date on which the grant of such option was by its terms to be effective (the “Grant Date”) by all necessary corporate action, including, as applicable, approval by the board of directors of the Company, or a committee thereof, or a duly authorized delegate thereof, and any required approval by the stockholders of the Company by the necessary number of votes or written consents, and the award agreement governing such grant, if any, was duly executed and delivered by each party thereto within a reasonable time following the Grant Date, (ii) each such grant was made in accordance with the terms of the Company Stock Option Plan and all applicable Laws, (iii) the per share exercise price of each option was not less than the fair market value of a share of Company Common Stock on the applicable Grant Date, and (iv) each such grant was properly accounted for in all material respects in accordance with GAAP in the financial statements (including the related notes) of the Company.

4.5 Subsidiaries; Investments.

(a) Section 4.5(a) of the Company Disclosure Schedule sets forth the name of each Subsidiary, and, with respect to each Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, if any, in which it is qualified to do business, the number of shares of its authorized capital stock, the number and class of shares thereof duly issued and outstanding, the names of all stockholders or other equity owners and the number of shares of stock owned by each stockholder or the amount of equity owned by each equity owner. Each Subsidiary is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its incorporation or organization and is duly qualified or authorized to do business as a foreign corporation or entity and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where failure to so qualify would not have a Material Adverse Effect. Each Subsidiary has all requisite corporate or entity power and authority to own its properties and carry on its business as presently conducted. The outstanding shares of capital stock or equity interests of each Subsidiary are validly issued, fully paid and non-assessable, and all such shares or other equity interests represented as being owned by the Company are owned by it free and clear of any and all Liens, and no Subsidiary holds any shares of Company Capital Stock. No shares of capital stock are held by any Subsidiary as treasury stock. There is no existing option, warrant, call, right or Contract to which any Subsidiary is a party requiring, and there are no convertible securities of any Subsidiary outstanding which upon conversion would require, the issuance of any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into shares of capital stock or other equity interests of any Subsidiary. There are no outstanding obligations of any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of any Subsidiary or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity interests of any Subsidiary.

(b) Except as set forth on Section 4.5(a) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity investment or other ownership interest in any Person.

4.6 Corporate Records.

(a) The Company has delivered to Parent and Merger Sub true, correct and complete copies of the certificate of incorporation (each certified by the Secretary of State or other appropriate official of the applicable jurisdiction of organization) and bylaws (each certified by the secretary, assistant secretary or other appropriate officer) or comparable organizational documents of the Company and each Subsidiary.

(b) The minute books of the Company and each Subsidiary previously made available to Parent and Merger Sub contain true, correct and complete records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries. The stock certificate books and stock transfer ledgers of the Company and its Subsidiaries previously made available to Parent and Merger Sub are true, correct and complete.

4.7 Financial Statements.

(a) The Company has delivered to Parent and Merger Sub copies of (i) the audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2005, 2004 and 2003 and the related audited consolidated statements of operations and cash flows of the Company and its Subsidiaries for the years then ended and (ii) the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 and the related consolidated statements of operations and cash flows of the Company and its Subsidiaries for the year then ended (such audited and unaudited statements, including the related notes and schedules thereto, are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied by the Company without modification of the accounting principles used in the preparation thereof throughout the periods presented (except, in the case of audited financials, as set forth in the auditor’s opinion, and except that unaudited financial statements as at and for the year ended December 31, 2006 do not have notes thereto) and presents fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its Subsidiaries as at the dates and for the periods indicated therein. For the purposes hereof, the unaudited consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2006 is referred to as the “Balance Sheet” and December 31, 2006 is referred to as the “Balance Sheet Date”.

(b) The Company and its Subsidiaries make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of their respective assets. The Company and its Subsidiaries maintain systems of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the actual values at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth on Section 4.7(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary nor any of the Company’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company or any Subsidiary, (ii) any fraud, whether or not material, that involves the Company’s management or any other current or former employee, consultant, or director of the Company or any Subsidiary who has a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.

4.8 No Undisclosed Liabilities. Neither the Company nor any Subsidiary has any Indebtedness, obligations or Liabilities of any kind other than those (a) reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto, (b) incurred in the Ordinary Course of Business and not required to be reflected in the Balance Sheet under GAAP which individually or in the aggregate are not material in nature or amount, (c) incurred in the Ordinary Course of Business since the Balance Sheet Date which individually or in the aggregate are not material in nature or amount, or (d) articulated in a Material Contract, except for breaches thereof.

4.9 Absence of Certain Changes. Except as expressly contemplated by this Agreement or as set forth on Section 4.9 of the Company Disclosure Schedule, since October 1, 2006 (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course of Business and (ii) there has not been any event, change, occurrence or circumstance that has had a Material Adverse Effect. Without limiting the generality of the foregoing, since the Balance Sheet Date:

(a) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any Subsidiary having a replacement cost of more than $25,000 for any single loss or $50,000 for all such losses;

(b) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of Company Capital Stock or any repurchase, redemption or other acquisition by the Company or any Subsidiary of any outstanding shares of Company Capital Stock or other securities of, or other ownership interest in, the Company or any Subsidiary, except for repurchases of Company Capital Stock pursuant to Company repurchase rights arising upon termination of service of any employee, director or consultant of the Company or its Subsidiaries;

(c) neither the Company nor any Subsidiary has awarded or paid any bonuses to employees of the Company or any Subsidiary with respect to the fiscal year ended December 31, 2006, other than annual bonuses paid in January 2007, or entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or increased or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any Subsidiary’s directors, officers, employees, agents or representatives, other than annual increases in the Ordinary Course of Business made in January 2007 or other scheduled increases as set forth on Section 4.9 of the Company Disclosure Schedule, or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, except pursuant to agreements outstanding on the date hereof and previously provided to Parent;

(d) there has not been any change by the Company or any Subsidiary in accounting or Tax reporting principles, methods or policies;

(e) neither the Company nor any Subsidiary has made or rescinded any election relating to Taxes or settled or compromised any claim relating to Taxes;

(f) neither the Company nor any Subsidiary has failed to promptly pay and discharge current liabilities except where disputed in good faith by appropriate proceedings;

(g) neither the Company nor any Subsidiary has made any loans, advances or capital contributions to, or investments in, any Person (other than advances to Subsidiaries) or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate of the Company (excluding any amounts paid to any of the foregoing as compensation for services as an employee of the Company or Subsidiary), except for advances of business expenses of up to $10,000 in the Ordinary Course of Business;

(h) neither the Company nor any Subsidiary has mortgaged, pledged or subjected to any Lien any of its assets, or acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(i) neither the Company nor any Subsidiary has discharged or satisfied any Lien, or paid any obligation or Liability, except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

(j) neither the Company nor any Subsidiary has cancelled or compromised any debt or claim or amended, cancelled, terminated, relinquished, waived or released any Material Contract or right except in the Ordinary Course of Business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;

(k) neither the Company nor any Subsidiary has made or committed to make any capital expenditures in excess of $25,000 individually or $220,000 in the aggregate;

(l) neither the Company nor any Subsidiary has issued, created, incurred, assumed or guaranteed any Indebtedness;

(m) except in the Ordinary Course of Business, the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

(n) neither the Company nor any Subsidiary has changed its credit or payment terms or its collection practices and policies;

(o) neither the Company nor any Subsidiary has instituted or settled any Legal Proceeding; and

(p) neither the Company nor any Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.9.

4.10 Taxes.

(a)(i) All income, franchise and other material Tax Returns required to be filed by or on behalf of the Company and any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects, and (ii) all Taxes shown on such returns and all other amounts of Taxes (whether or not required to be shown on any Tax Return) payable by or on behalf of the Company and any Subsidiary or any Affiliated Group of which the Company or any Subsidiary is or was a member have been fully and timely paid. With respect to any Taxes where payment is not yet due or owing, the Company has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all such Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books and records. Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, all required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and each Subsidiary.

(b) The Company and each Subsidiary have complied in all respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws.

(c) The Company has made available to Parent and Merger Sub complete copies of (i) all federal, state, local and foreign income, franchise and all other material

Tax Returns of the Company and its Subsidiaries relating to the taxable periods since December 31, 2002 and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company or any Subsidiary. Except as disclosed on Section 4.10(c) of the Company Disclosure Schedule, (i) no income, franchise or any other material Tax Return filed by or on behalf of the Company or any Subsidiary has been the subject of any examination by any relevant Taxing Authority or (ii) the statute of limitations with respect to such Tax Returns has expired.

(d) No claim has been made by a Taxing Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns such that it is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Tax Returns of, or including, the Company or any Subsidiary have been fully paid, and there are no other audits or investigations by any Taxing Authority in progress, nor has the Company or any Subsidiary received any written notice from any Taxing Authority that it intends to conduct such an audit or investigation.

(f) Neither the Company nor any Subsidiary nor any other Person on their behalf has (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, or has any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to the Company or any Subsidiary, (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law with respect to the Company or any Subsidiary, (iii) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, (iv) granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid, or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) No property owned by the Company or any Subsidiary is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, (ii) “tax-exempt use property” within the meaning of Section 168(h)(1) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g) of the Code, (iv) “limited use property” within the meaning of Rev. Proc. 2001-28, (v) subject to Section 168(g)(1)(A) of the Code, or (vi) subject to any provision of state, local or foreign Law comparable to any of the provisions listed above.

(h) Neither the Company nor any Subsidiary is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any payments after the Closing (excluding any indemnification agreement pertaining to the sale, license or lease of assets of the Company or any of its Subsidiaries entered into in the Ordinary Course of Business).

(i) Neither the Company nor any Subsidiary is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority.

(j) There are no Liens as a result of any unpaid Taxes upon any of the assets of the Company or any Subsidiary other than Permitted Exceptions.

(k) Neither the Company nor any Subsidiary (i) is or has ever been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent and (ii) has any liability for Taxes of another person under Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign law).

(l) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(m) There is no taxable income of the Company or any Subsidiary that will be required under applicable Law to be reported by Parent or the Surviving Corporation or any of their Affiliates, including the Company or any Subsidiary, for a taxable period beginning after the Closing Date which taxable income was realized (and reflects economic income) arising prior to the Closing Date.

(n) None of the Company or its Subsidiaries has (i) engaged in any “intercompany transactions” in respect of which gain was and continues to be deferred pursuant to Treasury Regulations Section 1.1502-13 or any analogous or similar provision of Law or (ii) has any “excess loss accounts” in respect of the stock of any Subsidiary pursuant to Treasury Regulations Section 1.1502-19, or any analogous or similar provision of Law.

(o) The Company and its Subsidiaries have disclosed on their federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income tax within the meaning of Section 6662 of the Code and have not engaged in any “reportable transactions” within the meaning of Treasury Regulation Section 1.6011-4(b).

(p) Neither the Company nor any Subsidiary has, or has ever had, a permanent establishment in any jurisdiction other than the United States, or has engaged in a trade or business in any jurisdiction other than the United States that subjected it to tax in such jurisdiction.

(q) Neither the Company nor any Subsidiary has been or is now a “U.S. real property holding corporation” within the meaning of Section 897 of the Code.

(r) None of the assets of the Company or any Subsidiary is an interest in a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

(s) No capital contributions have been made to the Company or any Subsidiary (either directly or indirectly) as part of a plan a principal purpose of which was to increase any limitation relating to the Company under Section 382 of the Code.

4.11 Real Property.

(a) Section 4.11(a) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company and its Subsidiaries, whether as lessee or sublessor (individually, a “Real Property Lease” and collectively, the “Real Property Leases” and such related properties being referred to herein individually as a “Company Property” and collectively as the “Company Properties”). The Company and its Subsidiaries do not currently own, and have never in the past owned, any real property. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and its Subsidiaries. The Company and its Subsidiaries have a valid leasehold interest under each of the Real Property Leases. No party has a right to occupy any of the premises subject to a Real Property Lease except for the Company or its Subsidiaries.

(b) The Company has not received any written notice from any insurance company that has issued to the Company a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

(c) Neither the Company nor any Subsidiary owns or holds, or is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

4.12 Tangible Personal Property.

(a) The Company and its Subsidiaries have good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of the items of tangible personal property used or held for use in the business of the Company and its Subsidiaries (except as sold or disposed of subsequent to the date hereof in the Ordinary Course of Business), free and clear of any and all Liens, other than the Permitted Exceptions. All such items of tangible personal property which, individually or in the aggregate, are material to the operation of the business of the Company and its Subsidiaries are in good condition and in a state of good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) Neither the Company nor any Subsidiary is party to a lease of personal property (“Personal Property Leases”) involving annual payments in excess of $25,000 relating to personal property used in the business of the Company or any Subsidiary or to which the Company or any Subsidiary is a party or by which the properties or assets of the Company or any Subsidiary is bound. All of the items of personal property under the Personal Property Leases are in good condition and repair (ordinary wear and tear excepted) and are suitable for the purposes used, and such property is in all material respects in the condition required of such property by the terms of the lease applicable thereto during the term of the lease.

4.13 Intellectual Property.

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all issued Patents and pending Patent applications, registered Marks, pending applications for registration of Marks, registered Copyrights, and Internet domain names owned or applied for or filed by Company or any Subsidiary (“Registered Intellectual Property”). Section 4.13(a) of the Company Disclosure Schedule lists (i) the record owner of each such item of Registered Intellectual Property, and, if different from the record owner, the beneficial owner of such item of Registered Intellectual Property, (ii) the jurisdictions in which each such item of Registered Intellectual Property has been issued or registered or in which any such application for issuance or registration has been filed, (iii) the registration or application date, as applicable for each such item of Registered Intellectual Property, and (iv) the registration or application number, as applicable, for each such item of Registered Intellectual Property. No registration obtained by the Company or any Subsidiary for any of the Registered Intellectual property has been cancelled, abandoned or not renewed except where the Company or such Subsidiary has, in its reasonable business judgment, decided to cancel, abandon or not renew such registration.

(b) The Company or a Subsidiary is the sole and exclusive owner of all right, title and interest in and to all of the Registered Intellectual Property listed or required to be listed on Section 4.13(a) of the Company Disclosure Schedule free and clear of all Liens or obligations to others. All Intellectual Property in which the Company or any Subsidiary claims an ownership interest is solely owned by the Company or such Subsidiary. The Company or a Subsidiary is the sole and exclusive owner of, or has valid and continuing rights (pursuant to an Intellectual Property License granted by a third Person to the Company or a Subsidiary) to use, sell, license and otherwise commercially exploit, as the case may be, all other Company Intellectual Property (including all Content used in or necessary for the conduct of the business of the Company or any Subsidiary, or owned or held for use by the Company or any Subsidiary (including all Content created by each Contributor listed in Section 4.13(b) of the Company Disclosure Schedule prior to the Effective Time and licensed to the Company or any Subsidiary)) as the same is used, sold, licensed and otherwise commercially exploited by the Company or the Subsidiaries in the business as presently conducted, free and clear of all Liens or obligations to others (other than obligations under the Intellectual Property Licenses).

(c) To the Knowledge of the Company, the Company Intellectual Property, the development, manufacturing, licensing, marketing, importation, offer for sale, sale or use of any products and services in connection with the business as presently conducted, and the present business practices, methods and operations of the Company and its Subsidiaries do not infringe, constitute an unauthorized use or misappropriation of, dilute or violate any Intellectual Property, or other proprietary or contractual right of any Person (including pursuant to any non-disclosure agreements or obligations to which the Company or any Subsidiary or any of their present or former employees is a party, and including any Intellectual Property that might exist with respect to software distributed under the Gnu General Public License or any other agreements having similar distribution models as the Gnu General Public License). The Company Intellectual Property owned by or licensed to the Company and its Subsidiaries include all of the Intellectual Property necessary and sufficient to enable the Company and its Subsidiaries to conduct the business in the manner in which such business is currently being conducted.

(d) To the Knowledge of the Company, no Person is infringing, violating, misusing, diluting or misappropriating any Company Intellectual Property, and no such written claims or, to the Knowledge of the Company, unwritten claims have been made against any Person by the Company or any Subsidiary (including employees and former employees of the Company or any Subsidiary).

(e) The Company and the Subsidiaries have taken adequate security measures designed to protect the confidentiality and value of all material Trade Secrets and any other material non-public, proprietary information of the Company and the Subsidiaries (and any confidential information owned by a third Person to whom the Company or a Subsidiary has a confidentiality obligation), which measures are reasonable in the industry in which the business operates. Each employee, consultant and independent contractor of the Company and the Subsidiaries that, within the past sixty (60) months, was involved in creating Company Intellectual Property related to the business of the Company or any of the Subsidiaries has entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary in a form provided to Purchaser prior to the date hereof, except that any employee, consultant or independent contractor of the Company or any Subsidiary that licenses or has licensed any Content to the Company or any Subsidiary under an Intellectual Property License has not entered into a written non-disclosure and invention assignment agreement with the Company or such Subsidiary with respect to such Content.

(f) As of the date hereof or at any time during the twelve (12) month period prior to the date hereof, none of the Company or any of the Subsidiaries is or was the subject of any pending or, to the Knowledge of the Company, threatened Legal Proceedings involving a claim of infringement, unauthorized use, misappropriation, dilution or violation of any Intellectual Property or right of privacy or publicity (or any similar right) by any Person against the Company or any Subsidiary or challenging the ownership, use, validity or enforceability of any Company Intellectual Property or Company Technology. None of the Company or the Subsidiaries has received written (including by electronic mail) notice of any such threatened material claim and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably form the basis for any such material claim or challenge. To the Knowledge of the Company, the Company Intellectual Property, and all of the Company’s and the Subsidiaries’ rights in and to the Company Intellectual Property, are not invalid or unenforceable.

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) all Software developed by or for the Company or any Subsidiary and (ii) all Software not exclusively owned by the Company or any Subsidiary and incorporated, embedded or bundled with any Software listed in subclause (i) above (excluding (A) such Software licensed to the Company or any Subsidiary under a shrink-wrap or click-through agreement on reasonable terms through commercial or consumer distributors or retail stores for a license fee of no more than $25,000 or (B) such Software licensed to the Company or any Subsidiary for use by multiple users under multiple shrink-wrap or click-through agreements on reasonable terms through commercial or consumer distributors or retail stores, where the license fee under each such agreement is no more than $25,000) specifying whether such Software is of the type described in subclause (i) or subclause (ii) above and indicating any ownership interest of the Company or a Subsidiary. None of the Company or the Subsidiaries has incorporated any source code licensed under the Gnu General Public License or any other agreements having similar licensing or distribution models as the Gnu General Public License in any Software distributed by or for the Company or any Subsidiary. None of the Company or the Subsidiaries licenses out or distributes any Software such as to be required to release any source code pursuant to any provisions of the Gnu General Public License or any other agreements having similar licensing or distribution models as the Gnu General Public License.

(h) Except as disclosed in Section 4.14(h) of the Company Disclosure Schedule, neither the Company nor its Subsidiaries (i) has failed to make any payments, or (ii) except with respect to licenses of commercial off-the-shelf Software, and except pursuant to the Intellectual Property Licenses and other written obligations set forth in Section 4.13(h) of the Company Disclosure Schedule, is required, obligated, or under any liability whatsoever, to make any payments, by way of royalties, fees or otherwise or provide any other consideration of any kind, in each case of the foregoing (i) and (ii), to any owner or licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the business of the Company and the Subsidiaries as currently conducted.

(i) None of the Company or the Subsidiaries has licensed or provided to any third Person, or otherwise permitted any third Person to access or use, any source code or related materials for any Software developed by or for the Company or any Subsidiary. For the purpose of this Section 4.13(i) and for the purpose of clarity, the foregoing does not apply to any employees, consultants or independent contractors of the Company or any of the Subsidiaries who have confidentiality obligations to the Company or such Subsidiary with respect to such source code and related documentation. None of the Company or its Subsidiaries is currently a party to any source code escrow agreement or any other agreement (or a party to any agreement obligating the Company or any of the Subsidiaries to enter into a source code escrow agreement or other agreement) requiring the deposit of source code or related materials for any such Software.

(j) All necessary registration, maintenance, renewal and other relevant filing fees in connection with any of the Registered Intellectual Property (or any Intellectual Property required to have been listed on Schedule 4.13(a)) have been timely paid, and all necessary documents, certificates and other relevant filings in connection with such Registered Intellectual Property have been timely filed with the relevant Governmental Authorities and Internet domain name registrars in the United States or foreign jurisdictions, as the case may be, for the purpose of maintaining such Registered Intellectual Property and all issuances, registrations and applications therefor except where the Company has, in its reasonable business judgment, decided to abandon such Registered Intellectual Property (or any Intellectual Property required to have been listed on Schedule 4.13(a)). There are no annuities, payments, fees, responses to office actions or other filings necessary to be made and having a due date with respect to any such Company Intellectual Property within ninety (90) days after the date of this Agreement.

(k) The consummation of the transactions contemplated hereby will not result in the material loss or impairment of Purchaser’s right to own or use any of the Company Intellectual Property.

(l) Neither this Agreement nor any transaction contemplated by this Agreement will result in the grant of any license with respect to any Company Intellectual Property to any third Person pursuant to any Contract to which the Company or any Subsidiary is a party or by which any assets or properties of the Company or any Subsidiary is bound.

(m) No error or fault has occurred in or to any Company Technology that has resulted in a material disruption to the business of the Company or any of the Subsidiaries having a duration of two (2) hours or more during the twenty-four (24) months prior to the date hereof.

(n) The current version of all Content stored by the Company and the Subsidiaries by electronic means during the thirty-six (36) months prior to the date hereof is capable of ready access through the present Company Technology.

4.14 Contributors and Content.

(a) A complete and accurate list of the top fifty (50) Contributors (as measured by generation of revenue for the Company and the Subsidiaries) whose Content is licensed by the Company or any of its Subsidiaries to distributors, customers, end users or otherwise is set forth in Section 4.14(a) of the Company Disclosure Schedule.

(b) A complete and accurate list of the Contributors listed in Section 4.14(a) of the Company Disclosure Schedule and any other Contributor who generated $15,000 or more in revenue for the Company in the year ending December 31, 2006, whose agreements with the Company or any of its Subsidiaries have been terminated in writing or have expired pursuant to their terms during the six (6) months prior to the date hereof is set forth in Section 4.14(b) of the Company Disclosure Schedule.

(c) Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, with respect to any Content licensed or made available by the Company or any of its Subsidiaries, all agreements and arrangements relating to such Content to which the Company is party or is bound, or to which such Content is subject, are in writing. Except as set forth in Section 4.14(c) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has entered into a written agreement with each of its Contributors, and, during the twenty-four (24) months prior to the date hereof, it has been the general practice of the Company and each of its Subsidiaries to obtain such written agreements in the form of agreement that has been made available to Parent, which agreements require each such Contributor to represent that such Contributor’s Content does not violate any property interests (including rights of privacy and publicity) in the manner set forth in such form agreement. The Company or its Subsidiaries are able to readily and accurately verify by reference to each item of Content that it owns or licenses (i) the name of the Contributor or seller of such Content, as appropriate and (ii) the Contributor to whom royalties (if any) with respect to such Content should be paid and the amount of such royalty obligation.

(d) There have been no material claims made in writing or, to the Knowledge of the Company, threatened, by any Person against the Company or any of its Subsidiaries in connection with the possession by the Company or any of its Subsidiaries of or the validity or enforceability of any model, property or other relevant releases or permissions related to any Content owned or licensed by the Company or any of its Subsidiaries during the thirty-six (36) months prior to the date hereof.

(e) All Content not exclusively owned by the Company or any of its Subsidiaries and for which the Company or any of its Subsidiaries is responsible under the terms of any agreement have been returned in good condition to the rightful owner or maintained in accordance with such agreement. To the Knowledge of the Company, there have been no claims made by any Person against the Company or any of its Subsidiaries in connection with its failure to return any Content to such Person during the thirty-six (36) months prior to the date hereof.

(f) With respect to all Content that generates more than $15,000 in annual revenue for the Company and its Subsidiaries claimed to be exclusively owned by the Company or any of its Subsidiaries and created by any third Person the Company or such Subsidiary has settled all amounts payable to any former owner thereof and has written documentation evidencing title to such Content in the Company or such Subsidiary, including an assignment of all copyright rights in and to such Content. None of the Company or any of its Subsidiaries has received notice of any outstanding material claims against the Company or any of its Subsidiaries with respect to its acquisition of any Content or otherwise relating to the ownership by the Company or any of its Subsidiaries of any Content and, to the Knowledge of the Company, no such claims are threatened or anticipated.

(g) There have been no claims against the Company or any of its Subsidiaries with respect to any defects in quality or material delays in delivery of any Content licensed, sold or supplied by the Company or any of its Subsidiaries and, to the Knowledge of the Company, no such claims are threatened.

4.15 Data Protection.

(a) To the Knowledge of the Company, within the last thirty-six (36) months, the Company Technology used by the Company or any of its Subsidiaries has not suffered any actual material breach of any security safeguards or any other actual unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any Personal Information (each, a “Security Breach”).

(b) Schedule 4.15(b) contains a true and complete copy of the Company’s and each of its Subsidiaries’ current privacy policies related to Personal Information (collectively, the “Privacy Policies”).

(c) The Privacy Policies accurately describe in all material respects the Company’s information practices with respect to Personal Information that it collects, maintains, stores, accesses, transfers, processes, receives, uses or discloses (collectively, “Processes” or “Processing”). To the Knowledge of the Company, the Company and each of its Subsidiaries has complied in all material respects with the Privacy Policies and all Contracts with respect to the Company’s and such Subsidiary’s Processing of Personal Information.

(d) The Company and each of its Subsidiaries has Processed Personal Information in a secure manner, using commercially reasonable technical measures, designed to assure the integrity and security of the data and to prevent loss, alteration, corruption, misuse or unauthorized access to Personal Information. The Company and each of its Subsidiaries, has used commercially reasonable technical measures to destroy or otherwise render irretrievable any records, whether electronic or paper-based, containing Personal Information that the Company or such Subsidiary has sought to dispose of in the ordinary course of business. To the Knowledge of the Company, there has been no unauthorized Processing of Personal Information.

(e) To the Knowledge of the Company, the Processing of Personal Information pursuant to the transactions contemplated by this Agreement, if any, complies with the Privacy Policies and Contracts in regard to Personal Information.

(f) The Company and each of its Subsidiaries have accurately described in all material respects in the Privacy Policies the Company’s and such Subsidiary’s use of cookies, web beacons and other online tracking resources, as applicable.

4.16 Material Contracts. Section 4.16 of the Company Disclosure Schedule sets forth all of the following Contracts to which the Company or any Subsidiary is a party or by which it is bound (collectively, the “Material Contracts”):

(a) Contracts with any current officer, director or Affiliate of the Company or any Subsidiary;

(b) Distributor, sales representative, marketing or advertising Contracts involving payments to or from the Company and/or its Subsidiaries in excess of $75,000 annually;

(c) Contracts (i) relating to the acquisition, use, transfer, development, sharing or license of any Intellectual Property (including Intellectual Property Licenses), excluding (A) licenses for Software available on reasonable terms through commercial distributors or in consumer retail stores (1) for a license fee of no more than $25,000 or (2) licensed to the Company or any Subsidiary for use by multiple users under multiple agreements, where the license fee under each such agreement is no more than $25,000, and (B) licenses for Content that have generated less than $75,000 per year in revenue for the Company, (ii) containing a covenant limiting the Company’s ability to use or exploit fully any of the Company Intellectual Property or (iii) containing an agreement to indemnify any other Person against any claim of infringement, violation, misappropriation or unauthorized use of any Intellectual Property;

(d) Personal Property Leases involving payments by the Company and/or its Subsidiaries in excess of $25,000 annually and Real Property Leases;

(e) Contracts that obligate the Company or any Subsidiary to pay royalties, fees or any other consideration in excess of $75,000 annually on (i) the sale or license of Content or other Company products or services or (ii) the use of Intellectual Property;

(f) Continuing Contracts for the purchase of materials, supplies, equipment or services, including all amendments thereto, involving annual amounts in excess of $25,000 individually;

(g) Contracts for the sale of any of the assets of the Company or any Subsidiary other than in the Ordinary Course of Business or for the grant to any person of any preferential rights to purchase any of its properties or assets or relating to the acquisition by the Company or any Subsidiary of any operating business or the capital stock of any other person;

(h) Contracts for joint ventures or partnerships;

(i) Contracts that purport to limit, curtail or restrict the ability of the Company or any of its existing or future Subsidiaries or Affiliates to compete in any geographical area or line of business, restrict the Persons to whom the Company or any of its existing or future Subsidiaries or Affiliates may sell products or deliver services or restrict the Persons the Company or any of its existing or future Subsidiaries or Affiliates may hire;

(j) Contracts relating to the incurrence, assumption or guarantee of any Indebtedness or imposing a Lien on any of the Company’s or any Subsidiary’s assets;

(k) Contracts under which the Company or any Subsidiary has made advances or loans to any other Person, except for advances of business expenses of up to $10,000 in the Ordinary Course of Business;

(l) Contracts providing for severance, retention, change in control or other similar payments, including the amount of any payments required to be paid by the Company under each such Contract;

(m) Labor or collective bargaining Contracts and Contracts for the employment of any individual on a full-time or part-time basis (other than Contracts providing for at-will employment) or Contracts with any individual consultant (other than temporary service provider arrangements) under which the Company has any current or future monetary liability;

(n) Contracts (or group of related Contracts), other than the types of Contracts covered by each of the other subsections in this Section 4.16 (including the dollar thresholds established for such Contracts, which involve the expenditure of more than $25,000 annually or $50,000 in the aggregate and require performance by any party more than one year from the date hereof;

(o) Contracts providing for any continuing minimum or guaranteed payments in excess of $25,000 by the Company or any of its Subsidiaries to any Person; and

(p) Customer or distributor Contracts that give any guarantee or warranty or make any representation in respect of Content or other Company products or services, other than any warranty or guarantee implied by Law or consistent in all material respects with that offered by the relevant standard form agreements used by the Company in effect from time to time, correct and complete copies of which have been made available to Parent.

Each of the Material Contracts is in full force and effect and is the legal, valid and binding obligation of the Company and/or its Subsidiaries, enforceable against them in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Subsidiary is in default under any Material Contract, nor, to the Knowledge of the Company, is any other party to any Material Contract in default thereunder, and to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder. No party to any of the Material Contracts has exercised any termination rights with respect thereto. The Company has made available to Parent and Merger Sub true, correct and complete copies of all written Material Contracts, together with all amendments, modifications or supplements thereto.

4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth a correct and complete list of (i) all “employee benefit plans” (as defined in Section 3(3) of ERISA), (ii) all other employee benefit plans, policies, agreements or arrangements, and (iii) all employment, consulting or other material compensation agreements, or bonus or other incentive compensation, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, health, life insurance and educational assistance plans, policies, agreements or arrangements with respect to which the Company or any Subsidiary has any obligation or Liability, contingent or otherwise, for current or former employees, consultants or directors of the Company or any Subsidiary (collectively, the “Company Plans”).

(b) Correct and complete copies of the following documents with respect to each of the Company Plans have been delivered or made available to Parent by the Company to the extent applicable: (i) any plans and related trust documents, insurance contracts or other funding arrangements, and all amendments thereto, (ii) the most recent Forms 5500 and all schedules thereto, (iii) the most recent actuarial report, if any, (iv) the most recent IRS determination letter, (v) the most recent summary plan descriptions required under ERISA with respect to any Company Plans, and (vi) written summaries of all material non-written Company Plans.

(c) The Company Plans have been maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Law, and neither the Company (or any Subsidiary) nor any “party in interest” or “disqualified person” with respect to the Company Plans has engaged in a non-exempt “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan. There are no pending Legal Proceedings arising from or relating to the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such Legal Proceeding.

(d) None of the Company Plans is subject to Title IV of ERISA or is a multiemployer plan described in Section 3(37) of ERISA.

(e) None of the Company Plans which are “welfare benefit plans” within the meaning of Section 3(1) of ERISA provide for continuing benefits coverage for any participant or any beneficiary of a participant post-termination of employment except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state Law.

(f) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan, or (iv) require any contributions or payments to fund any obligations under any Company Plan.

(g) There is no Contract, plan or arrangement covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by Parent or the Surviving Corporation or their respective Affiliates by reason of Section 280G of the Code.

(h) Any individual who performs services for the Company or any Subsidiary and who is not treated as an employee of the Company or any Subsidiary for federal income tax purposes by the Company or any Subsidiary is not an employee for such purposes.

(i) With respect to each Company Plan that is a tax-registered or tax-favored employee benefit plan of foreign jurisdictions (“Foreign Plan”) all employer and employee contributions to such Foreign Plan required by law or by the terms of such Foreign Plans have been made, or, if applicable, accrued in accordance with normal accounting practices.

4.18 Labor.

(a) No employees are represented by any labor organization with respect to their employment with the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Subsidiary.

(b) No labor organization or group of employees of the Company or any Subsidiary has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. There is no organizing activity involving the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened by any labor organization or group of employees of the Company or any Subsidiary.

(c) There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the Knowledge of the Company, threatened against or involving the Company or any Subsidiary. There are no unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any employee or group of employees of the Company.

(d) Except as set forth on Section 4.18(d) of the Company Disclosure Schedule, there are no complaints, charges or claims against the Company or any Subsidiary pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Authority or based on, arising out of, in connection with or otherwise relating to the employment or termination of employment or failure to employ by the Company or any Subsidiary, of any individual. Each of the Company and its Subsidiaries is in material compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any Subsidiary within the six (6) months prior to Closing.

4.19 Litigation. Except as set forth on Section 4.19 of the Company Disclosure Schedule, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary (or, to the Knowledge of the Company, pending or threatened, against any of the officers, directors or employees of the Company or any Subsidiary with respect to their business activities on behalf of the Company), or to which the Company or any Subsidiary is otherwise a party before any Governmental Authority, nor, to the Knowledge of the Company, does any fact exist as of the date of this Agreement that is reasonably likely to result in any material Legal Proceeding. Since the date of incorporation, neither the Company nor any Subsidiary has settled or compromised any Legal Proceeding or claim, whether filed or threatened, which settlement or compromise is or was material to the Company. Neither the Company nor any Subsidiary is subject to any Order. Neither the Company nor any Subsidiary is engaged in any legal action to recover monies due it or for damages sustained by it.

4.20 Compliance with Laws; Permits.

(a) The Company and its Subsidiaries are in material compliance with all Laws of any Governmental Authority applicable to its business, operations or assets. Neither the Company nor any Subsidiary has received any written notice of or been charged with a material violation of any Laws and, to the Knowledge of the Company, no fact exists that could be reasonably likely to result in any such violation. To the Knowledge of the Company, neither the Company nor any Subsidiary is under investigation with respect to the violation of any Laws and no facts exist as of the date of this Agreement that would reasonably be likely to result in any such investigation.

(b) Section 4.20(b) of the Company Disclosure Schedule contains a list of all material Permits which are required for the operation of the business of the Company and its Subsidiaries as presently conducted. The Company and its Subsidiaries currently have all material Permits which are required for the operation of their respective businesses as presently conducted. Neither the Company nor any Subsidiary is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any material Permit to which it is a party, to which its business is subject or by which its properties or assets are bound, and to the Knowledge of the Company, there are no facts or circumstances which could form the basis for any such default or violation.

4.21 Environmental Matters. Except as set forth on Section 4.21 of the Company Disclosure Schedule, (a) all Hazardous Materials used by the Company or any Subsidiary have been disposed of in material compliance with all Environmental Laws, (b) neither the Company nor any Subsidiary has received any written notice of any noncompliance of the Facilities or of its past or present operations with Environmental Laws, and, to the Knowledge of the Company, no fact exists that could be reasonably likely to result in any material claim, (c) no notices, administrative actions or suits are pending or threatened in writing against the Company or any Subsidiary relating to Hazardous Materials or alleging a material violation of any Environmental Laws, (d) the Company’s and its Subsidiaries’ uses and activities in the Facilities have at all times complied in all material respects with all Environmental Laws, and (e) the Company and its Subsidiaries have all material Permits and licenses required to be issued in connection with Environmental Laws and the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions of such material Permits and licenses, except for such failures to be in compliance with the Permits and licenses described in this clause (e) that would not, individually or in the aggregate, constitute a Material Adverse Effect on the Company.

4.22 Insurance. Set forth on Section 4.22 of the Company Disclosure Schedule is a correct and complete list of all insurance policies and all fidelity bonds held by or applicable to the Company or any Subsidiary setting forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage. Such insurance policies (a) have been issued by insurers which, to the Knowledge of the Company, are reputable and financially sound, (b) are in full force and effect and (c) are for such amounts as are sufficient for all requirements of Law and all Contracts to which the Company or any Subsidiary is a party or by which it is bound. No notice of cancellation or termination has been received by the Company with respect to any of such insurance policies and the Company has not received notice of any retroactive material upward adjustment in premiums under any such insurance policies. All such insurance policies will remain in full force and effect immediately following the consummation of the transactions contemplated hereby. No event has occurred, including the failure by the Company or any Subsidiary to give any notice or information, or the Company or any Subsidiary giving any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any Subsidiary under, or would permit the termination or modification of, any such insurance policies.

4.23 Related Party Transactions.

(a) None of the respective directors, officers, or stockholders holding greater than five percent (5%) of the Company Capital Stock or Affiliates of the Company or any

Subsidiary (i) owns any direct or indirect interest of any kind in, or controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, any Person which is (A) a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any Subsidiary, (B) engaged in a business related to the business of the Company or any Subsidiary, or (C) a participant in any transaction to which the Company or any Subsidiary is a party or (ii) is a party to any Contract with the Company or any Subsidiary.

(b) Each Contract or arrangement between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company or any Subsidiary, or any director, officer or employee of the Company or any Subsidiary, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms length basis would expect.

4.24 Bank Accounts. Section 4.24 of the Company Disclosure Schedule contains a complete and correct list of each bank account or safe deposit box of the Company and its Subsidiaries, the names and locations of all banks in which the Company or any Subsidiary has accounts or safe deposit boxes, and the names of all persons authorized to draw thereon or to have access thereto. No person holds a power of attorney to act on behalf of the Company or any Subsidiary.

4.25 Financial Advisors. Except as disclosed on Section 4.25 of the Company Disclosure Schedule, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

4.26 Foreign Corrupt Practices Act; Certain Business Practices. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has, in any material respect, (a) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (b) used any corporate or other funds for unlawful contributions, payments, gifts, or entertainment, or made any unlawful expenditures relating to political activity to foreign or domestic government officials, employees or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Securities Exchange Act of 1934, as amended, (c) accepted or received any unlawful contributions, payments, gifts or expenditures or (d) made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

4.27 No Other Business. Except as set forth on Section 4.27 of the Company Disclosure Schedule, none of Michael Caulfield, Lester Cohen, Paul Donohue, Steve Granitz, Justin Kahn, Kevin Mazur, Jeff “Vespa” Meyer, Jason Nevader or Josh Tang is involved, and for the thirty-six (36) months prior to the date of this Agreement, has been involved in any way, directly or indirectly, in or with any other business or undertaking that competes with the business of the Company or that is otherwise inconsistent with their duties to the Company. Since March 2001, the business of the Company has been at all times solely the shooting and licensing of imagery and activities ancillary thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company as follows:

5.1 Organization and Good Standing. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and carry on its business, and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

5.2 Authorization of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations under this Agreement and each such other Transaction Document, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the board of directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement and each such other Transaction Document, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and, when executed, each other Transaction Document to which it is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, this Agreement constitutes, and each other Transaction Document when so executed and delivered will constitute, the legal, valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) Neither the execution and delivery by Parent and Merger Sub of this Agreement and of the other Transaction Documents, nor the compliance by Parent and Merger Sub with any of the provisions hereof or thereof will (i) conflict with, or result in the breach of, any provision of the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) conflict with, violate, result in the breach of, or constitute a default under any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets are bound, or (iii) violate any Order by which Parent or Merger Sub is bound, except, in the case of clauses (ii) and (iii), for such violations, breaches or defaults as would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or any other Transaction Document.

(b) Except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (ii) filings required under, and compliance with other applicable requirements of, the HSR Act and the Antitrust Laws listed on Schedule 8.1(b) and (iii) filings pursuant to the Securities Exchange Act of 1934, as amended, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for such consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, have a material adverse effect on the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or any other Transaction Document.

5.4 Litigation. There are no Legal Proceedings pending or, to the Knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub, that are reasonably likely to prohibit or restrain the ability of Parent or Merger Sub to enter into this Agreement or any other Transaction Document or consummate the transactions contemplated hereby or thereby.

5.5 Sufficiency of Funds. Parent or Merger Sub has, or will have prior to the Effective Time, sufficient funds to consummate the transactions contemplated by this Agreement.

5.6 Brokers and Other Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company in connection with the transactions contemplated by this Agreement or any other Transaction Document and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VI

CONDUCT PRIOR TO THE EFFECTIVE TIME

6.1 Conduct of the Business Pending Closing. Except with the prior written consent of Parent or as contemplated by this Agreement, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause its Subsidiaries, to:

(a) conduct the respective businesses of the Company and its Subsidiaries only in the Ordinary Course of Business;

(b) use commercially reasonable efforts to (i) preserve its present business operations and organization (including management and the sales force) intact, (ii) retain the services of its present employees and (iii) preserve the goodwill of its present relationship with Persons having material business dealings with the Company and its Subsidiaries (including customers and suppliers);

(c) use commercially reasonable efforts to maintain (i) all of the assets and properties of the Company and its Subsidiaries in their current condition, ordinary wear and tear, casualty and condemnation excepted and (ii) insurance upon all of the properties and assets of the Company and its Subsidiaries in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(d)(i) maintain the books, accounts and records of the Company and its Subsidiaries in the Ordinary Course of Business, (ii) use commercially reasonable efforts to continue to collect accounts receivable utilizing normal procedures consistent with past practice, and (iii) continue to pay accounts payable consistent with past practice; and

(e) comply in all material respects with all applicable Laws and all Material Contracts and other obligations applicable to the operation of the Company and its Subsidiaries.

6.2 Restrictions on the Conduct of the Business Pending Closing. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld), as contemplated by this Agreement or as set forth on Schedule 6.2, during the period from (and including) the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall not, and shall not permit any Subsidiary to:

(a) declare, set aside, make or pay any dividend or other distribution in respect of Company Capital Stock or repurchase, redeem or otherwise acquire any outstanding shares of Company Capital Stock or other securities of, or other ownership interests in, the Company or any Subsidiary, except for repurchases of Company Capital Stock pursuant to Company repurchase rights arising upon termination of service of any employee, director or consultant of the Company or its Subsidiaries;

(b) transfer, issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Company Common Stock pursuant to the exercise of stock options, warrants or other rights therefor outstanding as of the date of this Agreement;

(c) effect any recapitalization, reclassification, stock split or like change in the capitalization of the Company or any Subsidiary;

(d) amend the certificate of incorporation or bylaws of the Company or any Subsidiary;

(e)(i) increase the annual level of compensation of any employee of the Company or any Subsidiary, other than increases in annual compensation awarded in the Ordinary Course of Business, but not yet made effective, in connection with annual performance reviews conducted in January 2007, (ii) increase the annual level of compensation payable or to become payable by the Company or any Subsidiary to any of their respective executive officers, other than increases in annual compensation awarded in the Ordinary Course of Business, but not yet made effective, in connection with annual performance reviews conducted in January 2007, (iii) grant any unusual or extraordinary bonus, benefit or other direct or indirect compensation to any employee, director or consultant, (iv) increase the coverage or benefits available under any (or create any new) severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan or arrangement made to, for, or with any of the directors, officers, employees, agents or representatives of the Company or any Subsidiary or otherwise modify or amend or terminate any such plan or arrangement except as required by Law, or (v) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which the Company or any Subsidiary is a party or involving a director, officer or employee of the Company or any Subsidiary in his or her capacity as a director, officer or employee of the Company or any Subsidiary;

(f) incur or assume any Indebtedness outside of the Ordinary Course of Business;

(g) subject to any Lien or otherwise encumber or, except for Permitted Exceptions, permit, allow or suffer to be encumbered, any of the properties or assets (whether tangible or intangible) of the Company or any Subsidiary;

(h) acquire any material properties or assets or sell, assign, license, transfer, convey, lease or otherwise dispose of any of the material properties or assets of the Company and its Subsidiaries except in the Ordinary Course of Business;

(i) engage in any new business or invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person, except for advances by the Company to its Subsidiaries;

(j) cancel or compromise any debt or claim or waive or release any material right of the Company or any Subsidiary except in the Ordinary Course of Business;

(k) enter into commitments for capital expenditures of the Company and its Subsidiaries in excess of $25,000 for any individual commitment and $100,000 for all commitments in the aggregate;

(l) enter into any labor or collective bargaining agreement of the Company or any Subsidiary or, through negotiation or otherwise, make any commitment or incur any liability to any labor organization with respect to the Company or any Subsidiary;

(m) introduce any material change with respect to the operation of the Company or any Subsidiary, including any material change in the types, nature, composition, prices or quality of its products or services, its credit or payment terms or its collection practices or policies;

(n) except for transfers of cash pursuant to normal cash management practices in the Ordinary Course of Business and normal travel and other expense advances, permit the Company or any Subsidiary to make any investments in or loans to, or pay any fees or expenses to, or enter into or modify any Contract with any Affiliate of the Company or any Subsidiary, or any director, officer or employee of the Company or any Subsidiary, except for advances by the Company to its Subsidiaries;

(o) make a change in its accounting or Tax reporting principles, methods or policies;

(p) make or rescind any election relating to Taxes, settle or compromise any claim or proceeding relating to Taxes or amend any income, franchise or other material Tax Return;

(q) enter into any Contract that restrains, restricts, limits or impedes the ability of the Company or any Subsidiary to compete with or conduct any business or line of business in any geographic area or restricts the Persons the Company or any Subsidiary may hire;

(r) enter any Contract outside of the Ordinary Course of Business that restricts the Persons to whom the Company or any Subsidiary may sell products or deliver services;

(s) license or transfer to any Person any rights to any Intellectual Property, other than in the Ordinary Course of Business;

(t) enter into or amend any agreement outside the Ordinary Course of Business pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope;

(u) terminate, amend, restate, supplement or waive any rights under any (i) Material Contract or Intellectual Property License or (ii) Permit;

(v) take any action which would adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement; and

(w) agree to do anything prohibited by this Section 6.2.

6.3 No Solicitation or Negotiation. The Company will not (nor will the Company authorize any of its officers, directors, employees, agents, representatives or Affiliates or cause any other person to) take any of the following actions with any person other than Parent and Merger Sub: (a) solicit, initiate, authorize, recommend, propose, entertain or encourage any proposals or offers from, or conduct discussions with or engage in negotiations with any person relating to any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any material portion of Company Capital Stock or any other equity interest in the Company, or any material portion of its assets, (b) furnish or cause to be furnished to any person, other than Parent or Merger Sub, information relating to, or otherwise cooperate with, facilitate or encourage any effort or attempt by any such person with regard to, any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of Company Capital Stock or any other equity interest in the Company or any material portion of its assets, or (c) enter into any agreement with any person providing for the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise), any portion of Company Capital Stock or any other equity interest in the Company or any material portion its assets.

6.4 Stockholder Approval; Notice of Stockholder Action. Immediately following the execution and delivery of this Agreement, the Company shall deliver to each of its stockholders the Written Consent (which shall include a copy of this Agreement as an exhibit thereto and a resolution approving the termination of that certain Amended and Restated Stockholder Rights Agreement, dated as of February 8, 2006, by and among the Company and certain stockholders of the Company). Immediately following receipt of the Company Requisite Vote, but in no event later than 5:00 p.m., Pacific time, on the day immediately following the date hereof, the Company shall deliver evidence of the Company Requisite Vote to Parent. As promptly as practicable following the receipt of the Company Requisite Vote, the Company will send an information statement to those stockholders who did not execute the Written Consent, which information statement shall be subject to Parent’s prior review and approval and shall contain, among other things, notice of such stockholder action pursuant to Section 228(e) of the DGCL.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information. The Company agrees that, prior to the Closing Date, Parent and Merger Sub shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Company and its Subsidiaries and such examination of the books, records and financial condition of the Company and its Subsidiaries as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted during regular business hours and under reasonable circumstances, and the Company shall cooperate fully therewith. No investigation by Parent or Merger Sub prior to or after the date of this Agreement shall diminish or obviate any of the representations, warranties, covenants or agreements of the Company contained in this Agreement. In order that Parent and Merger Sub may have full opportunity to make such physical, business, accounting and legal review, examination or investigation as it may reasonably request of the affairs of the Company and its Subsidiaries, the Company shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of the Company and its Subsidiaries to cooperate fully with such representatives in connection with such review and examination. Notwithstanding anything to the contrary herein, any access to any Company Property shall require prior consent of the Company and shall be subject to the Company’s reasonable measures and insurance requirements and shall not include the right to perform any “invasive” testing, including any Phase II environmental assessment, without the written consent of the Company which can be granted or denied at the sole discretion of the Company.

7.2 Consents. The Company shall use (and shall cause its Subsidiaries to use) its commercially reasonable efforts, and Parent shall cooperate with the Company, to obtain at the earliest practicable date all consents and approvals required to consummate the transactions contemplated by this Agreement, including the consents and approvals referred to in Section 4.3(a) of the Company Disclosure Schedule.

7.3 Confidentiality. The parties acknowledge that Parent and the Company have previously executed a mutual non-disclosure agreement dated as of October 20, 2006 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement shall continue in full force and effect in accordance with its terms.

7.4 Public Disclosure. Except as otherwise required by applicable Law or by the rules and regulations of the New York Stock Exchange (the “NYSE”), neither Parent nor the Company shall, without obtaining the prior written approval of the other party hereto (which shall not be unreasonably withheld), issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby; provided that, to the extent disclosure is required by applicable Law or the rules and regulations of the NYSE, the party intending to make such disclosure shall use its reasonable best efforts consistent with such applicable Law or the rules and regulations of the NYSE to consult with the other party with respect to the text thereof.

7.5 Company Stock Options; Company Warrants.

(a) At least fifteen (15) days prior to the Effective Time, the Company shall deliver to each Optionholder the form of notice required under the Company Stock Option Plan or any applicable stock option agreement to be delivered in connection with the transactions contemplated by this Agreement and shall take all actions necessary or appropriate to cause all Company Stock Options granted under the Company Stock Option Plan and that are outstanding immediately prior to the Effective Time to be accelerated prior to the Effective Time.

(b) The Company shall terminate the Company Stock Option Plan immediately prior to the Effective Time and shall ensure that no current or former employee or director of, or consultant to, the Company or its Subsidiaries has any rights under the Company Stock Option Plan (other than to receive a portion of the Aggregate Merger Consideration hereunder) and that any Liabilities of the Company under such plan (including any such Liabilities relating to services performed prior to the Closing) are fully extinguished as of the Effective Time.

(c) Prior to the Effective Time, the Company shall deliver to each holder of a Company Warrant any notice required under the terms of such warrant to be delivered in connection with the transactions contemplated by this Agreement and shall take all actions necessary or appropriate to ensure that each outstanding Company Warrant has been exercised for Company Capital Stock or otherwise terminated as of the Closing Date.

7.6 Employee Benefits and Severance.

(a) The Company shall, no later than immediately prior to the Closing Date, terminate any 401(k) Plan maintained by the Company (the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan except for contributions with respect to compensation earned prior to the date of termination and contemplated by the 401(k) Plan on the date of this Agreement. Prior to the Closing Date, the Company shall provide to Parent executed resolutions by the board of directors of the Company authorizing the termination of the 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld).

(b) The employees of the Company and its Subsidiaries who continue their employment with Parent or the Surviving Corporation following the Closing Date (the “Continuing Employees”) shall receive employee benefits and base salary or wage rates that are substantially equivalent to employees of Parent at the same level and with the same job responsibilities.

(c) Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of eligibility for vacation under Parent’s vacation program, if any, (ii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent, if any, (iii) for purposes of eligibility for and vesting in the company matching contribution and profit sharing contribution under Parent’s 401(k) savings plan (it being understood that each Continuing Employee who was participating in the Company’s 401(k) Plan immediately prior to becoming eligible to participate in Parent’s 401(k) savings plan shall be immediately eligible for the company matching contribution under Parent’s 401(k) savings plan, if any), and (iv) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent’s severance plan. With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, subject to applicable Law and the terms and conditions of such plan, Parent shall, and shall cause the Surviving Corporation to, waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time.

(d) Any Continuing Employee who is terminated after the Closing Date will be entitled to receive severance under Parent’s standard severance plan; provided, however, that the cost of any severance or other payments to any Person listed on Schedule 7.6(d) hereto in the event any such Person is terminated prior to, at or following Closing or otherwise in connection with the transactions contemplated by this Agreement shall be borne by the Company; provided, further, however, that in the event Parent or the Surviving Corporation processes any such payments to such Persons following the Closing Date, the aggregate amount of such payments shall be accounted for in accordance with the Accounting Principles. In no event shall Parent or the Surviving Corporation be obligated to pay or be responsible for severance to any employee of the Company terminated on or prior to the Closing Date.

7.7 Officer and Director Liability.

(a) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, to the fullest extent permitted by Law, the Company’s directors and officers (the “Covered Parties”) set forth on Schedule 7.7(a), in the event any of the Covered Parties are made or threatened to be made a party to an action or Legal Proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such Covered Party was a director or officer of the Company. In addition, for a period of six (6)

years following the Effective Time, Parent and the Surviving Corporation shall cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions with respect to indemnification and exculpation that are at least as favorable as the indemnification and exculpation provisions contained in the certificate of incorporation and bylaws of the Company as of the date of this Agreement, and, during such six-year period, Parent shall not, and shall not permit the Surviving Corporation to, amend, repeal or otherwise modify any of such provisions, except as required by Law.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall cause to be maintained in effect the Company’s existing policy of directors’ and officers’ and fiduciary liability insurance (the “D&O Policy”) covering claims arising from facts or events that occurred at or prior to the Effective Time (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby, to the extent that such acts or omissions are covered by the D&O Policy); provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 200% of the current aggregate annual premium (the “Maximum Premium”); provided, further, however, that if the annual premium of such insurance coverage exceeds such amount, then Parent and the Surviving Corporation shall obtain a policy with the greatest coverage then available for a cost not exceeding the Maximum Premium. Notwithstanding the foregoing, Parent and the Surviving Corporation may substitute therefor a policy of at least the same coverage and amount containing terms and conditions that are no less advantageous than the D&O Policy, and which coverage and amount shall be no less than the coverage and amount provided at that time for the Surviving Corporation’s directors and officers. Prior to the Effective Time, notwithstanding anything to the contrary in this Agreement, the Company may, after consultation with Parent, purchase a six-year “tail” prepaid policy on the D&O Policy on terms and conditions no more advantageous than the D&O Policy. In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such “tail” policy in full force and effect and shall honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.7(b), until the expiration of such “tail” policy.

7.8 FIRPTA Certificate. The Company shall, on or prior to the Closing Date, provide Parent a statement described in Section 1.1445-2(c)(3)(i) of the United States Treasury Regulations certifying the interests in the Company are not U.S. real property interests.

7.9 Resignation of Directors and Officers. The Company shall cause the directors and officers of the Company and each of its Subsidiaries in office immediately prior to the Effective Time shall resign as directors and officers, as applicable, of the Company and each of its Subsidiaries effective as of the Effective Time.

7.10 Efforts; Regulatory Compliance.

(a) Each of the parties to this Agreement shall use its commercially reasonable efforts to promptly (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), and (ii) obtain all approvals, consents, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided, however, that Parent shall not be obligated to consent to or accept any divestiture or operational limitation in connection with the Merger or to make any payment or commercial concession to any third party as a condition to obtaining any required consent of any third party. For purposes hereof, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(b) Promptly upon execution and delivery of this Agreement and in any event within ten (10) Business Days after the date hereof, each of the Company and Parent will use their commercially reasonable efforts to prepare and promptly file, or cause to be prepared and filed, with the appropriate Governmental Authorities, a notification and report form with respect to the transactions contemplated by this Agreement pursuant to the HSR Act. Each of the Company and Parent will use their commercially reasonable efforts to (i) supply promptly information requested by Governmental Authorities in connection with the HSR Act notification and report form, (ii) cooperate with each other in responding to any such request, and (iii) take or cause to be taken, all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. The parties will use their respective commercially reasonable efforts and will cooperate with one another to comply promptly with all governmental requirements applicable to the transactions contemplated by this Agreement and to obtain promptly all approvals, Orders, Permits or other consents of any applicable Governmental Authorities required pursuant to applicable Law or necessary for the consummation of the transactions contemplated by this Agreement and the continued operation of Parent’s business. Each of the parties will furnish to the other parties and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying with any request for additional information or documents under the HSR Act. The parties will use their respective commercially reasonable efforts to resolve favorably any review or consideration of the antitrust aspects of the transactions contemplated by this Agreement by any Governmental Authority with jurisdiction over the enforcement of any applicable Antitrust Laws. The parties shall keep each other appraised of the content and status of any communications with, and any inquiries or requests for additional information from, any such Governmental Authority and shall comply promptly with any such inquiry or request.

7.11 Notification of Certain Matters; Schedules.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the Merger or other transactions contemplated by this Agreement or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated by this Agreement, (ii) any actions, suits, claims, investigations or other Legal Proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated by this Agreement, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, has caused any representation or warranty made by such party contained in this Agreement (A) that is qualified as to materiality or Material Adverse Effect to be untrue or inaccurate and (B) that is not so qualified to be untrue or inaccurate in any material respect, and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.11 shall not (1) cure any breach of, or non-compliance with, any other provision of this Agreement, (2) limit the remedies available to the party receiving such notice, or (3) constitute an acknowledgment or admission of breach of this Agreement.

(b) From time to time prior to the Effective Time, the Company shall be permitted to supplement Section 4.16 of the Company Disclosure Schedule to reflect any action permitted pursuant to Section 6.1 hereof or not otherwise prohibited pursuant to Section 6.2 hereof with respect to Material Contracts which occurs after the date hereof and, if existing at or occurring prior to the date of this Agreement, would have been required to be set forth on Section 4.16 of the Company Disclosure Schedule.

7.12 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the transactions contemplated hereby are consummated.

7.13 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

7.14 Termination of Business Contract. The Company shall use its commercially reasonable efforts to terminate the Contract set forth on Schedule 7.14, which termination shall be effective at or prior to the Effective Time. In the event such Contract is so terminated, the Company shall deliver evidence of such termination to Parent.

7.15 Intellectual Property Assignments. Prior to Closing, the Company shall (a) record all assignments with the U.S. Patent and Trademark Office, the U.S. Copyright Office and any other relevant U.S. Governmental Authority necessary to reflect the Company or its relevant Subsidiary as the record owner in the United States of all issued registrations and pending applications for all Marks, and all issued registrations and, to the extent possible, pending applications for all Copyrights, acquired by the Company under the Spectral Agreement (including the Marks “Spectral Communications” and “Celeb Central”), (b) take all necessary action with the relevant Internet domain name registrars to reflect the Company or its relevant Subsidiary as the record owner of all domain names acquired by the Company under the Spectral Agreement (including the domain name “CelebCentral.com” and “CelebCentral.net”), and (c) excluding assignment agreements for Content from Contributors, use its commercially reasonable efforts to take all necessary action (including the recordation of relevant assignments in connection with the acquisition of any companies or assets of any companies) to reflect the Company or its relevant Subsidiary as the record owner in the United States of all other issued registrations for any Intellectual Property, pending applications for any Intellectual Property (excluding Copyrights) and, to the extent possible, pending applications for any Copyrights of which the Company or any Subsidiary is the beneficial owner, but not the record owner, as of the date hereof.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions Precedent to Obligations of Each Party to Consummate the Merger. The respective obligations of each party to this Agreement to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived to the extent permitted by applicable Law, in writing, by agreement of all the parties hereto:

(a) Company Requisite Vote. The Company Requisite Vote shall continue to be in full force and effect.

(b) Governmental Approval; HSR. All waiting periods applicable to the consummation of the Merger under the HSR Act or other applicable Antitrust Laws listed on Schedule 8.1(b) hereto shall have expired or been terminated, and Parent, Merger Sub and the Company shall have obtained from each Governmental Authority all approvals, waivers and consents, if any, necessary for the consummation of the Merger and the transactions contemplated hereby.

(c) Injunctions or Restraints on Merger and Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order by any court of competent jurisdiction or other legal or regulatory prohibition from consummating the Merger shall be in effect.

8.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true, correct and complete as of the Closing Date as if made on the Closing Date (it being understood and agreed that all Material Adverse Effect and materiality qualifications and all other qualifications based on similar phrases contained in such representations and warranties shall be disregarded), except where the failure of such representations and warranties to be so true, correct and complete has not had, individually or in the aggregate with any other failures of such representations and warranties to be true, correct and complete, a Material Adverse Effect (substituting the word “Parent” for “the Company” in such definition); provided, however, that representations and warranties which by their express terms are made solely as of a specified earlier date shall be true, correct and complete as of such specified earlier date.

(b) Performance. Parent and Merger Sub shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Parent and Merger Sub at or before the Closing.

(c) Certificate of Parent and Merger Sub. The Company shall have received a certificate executed on behalf of Parent and Merger Sub to the matters set forth in Section 8.2(a) and Section 8.2(b).

8.3 Additional Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true, correct and complete as of the Closing Date as if made on and as of the Closing Date (it being understood and agreed that all Material Adverse Effect and materiality qualifications and all other qualifications based on similar phrases contained in such representations and warranties shall be disregarded), except where the failure of such representations and warranties to be so true, correct and complete has not had, individually or in the aggregate with any other failures of such representations and warranties to be true, correct and complete, a Material Adverse Effect; provided, however, that representations and warranties which by their express terms are made solely as of a specified earlier date shall be true, correct and complete as of such specified earlier date.

(b) Performance. The Company shall have performed and complied, in all material respects, with each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Company at or before the Closing.

(c) Certificate of Company. Parent shall have received a certificate executed on behalf of the Company to the matters set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(j).

(d) Photographers. The agreements between the Company and, as applicable, Parent and each of the photographers identified on Schedule 8.3(d) which, in each case, are full force and effect as of the date of this Agreement, shall be in full force and effect as of the Closing Date.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(f) Limitation on Dissent. Holders of no more than five percent (5%) of the Company Capital Stock shall have exercised appraisal or similar rights under the DGCL with respect to its, her or his shares of Company Capital Stock by virtue of the Merger.

(g) Delivery of Notices. The Company shall have provided evidence to Parent of delivery by the Company of all notices required to be delivered to the Optionholders and the holders of Company Warrants pursuant to Section 7.5 and the termination of the Company Stock Option Plan.

(h) Company Indebtedness. The Company shall have no Indebtedness on the Closing Date.

(i) Escrow Agreement. Parent, Escrow Agent and the Representative shall have executed and delivered an escrow agreement (the “Escrow Agreement”) substantially in the form attached hereto as Exhibit D.

(j) Non-Competition Agreements. The Non-Competition Agreements between Parent, the Company and each of the Identified Employees shall be in full force and effect.

ARTICLE IX

TERMINATION

9.1 Termination. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated:

(a) by either the Company or Parent, by written notice to the other party, if the Closing shall not have occurred on or before April 30, 2007 (which date shall automatically be extended to July 31, 2007 if the condition set forth in Section 8.1(b) shall not have been satisfied by April 30, 2007); provided, that the right to terminate this Agreement under this Section 9.1(a) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement;

(b) by mutual agreement in writing, duly authorized by the board of directors of Parent and the Company;

(c) by Parent, by written notice to the Company, if (i) the Company shall breach in any respect any representation, warranty, obligation or agreement hereunder which breach would give rise to a failure of a condition set forth in Section 8.3(a) or Section 8.3(b) and such breach shall not have been cured, or such breach is incapable of being cured, within twenty (20) days following receipt by the Company of written notice of such breach, or (ii) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable; or

(d) by the Company, by written notice to Parent, if (i) Parent shall breach in any respect any representation, warranty, obligation or agreement hereunder which breach would give rise to a failure of a condition set forth in Section 8.2(a) or Section 8.2(b) and such breach shall not have been cured, or such breach is incapable of being cured, within twenty (20) days following receipt by Parent of written notice of such breach, or (ii) any permanent injunction or other Order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

9.2 Procedure Upon Termination. In the event of termination and abandonment by Parent or the Company, or both, pursuant to Section 9.1 hereof, written notice thereof shall forthwith be given to the other party or parties setting forth a reasonably detailed description of the basis on which such party is terminating this Agreement, and this Agreement shall terminate without further action by Parent or the Company.

9.3 Effect of Termination. In the event that this Agreement is validly terminated as provided herein, each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Parent, the Company or their respective officers, directors, stockholders or affiliates; provided, however, that the obligations of the parties set forth in this Article IX, Article XI hereof and the Non-Disclosure Agreement shall survive any such termination and shall be enforceable hereunder; provided, further, however, that nothing in this Section 9.3 shall relieve Parent or the Company of any Liability for a breach of this Agreement prior to the effective date of termination. Notwithstanding the foregoing, Parent and the Company agree that for a period of twelve (12) months immediately following such termination, neither Parent nor the Company, as applicable, shall directly or indirectly solicit, induce, recruit or encourage any individuals to leave the Company’s or Parent’s, or any of their respective Subsidiaries’, as applicable, employ for any reason or interfere in any other manner with the employment relationships at the time existing between the Company or Parent, or any of their respective Subsidiaries, as applicable, and its current employees; provided, however, that (a) general advertising or solicitation by general media, the Internet or other general recruiting means and participation at job fairs and recruiting workshops by either party and (b) soliciting, inducing, recruiting or encouraging any individuals who contact either party on their own initiative, in each case, shall not be deemed a violation of this Section 9.3.

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES,

COVENANTS AND AGREEMENTS; INDEMNIFICATION

10.1 General Survival. The representations and warranties of the Company contained in this Agreement and the certificate to be delivered by the Company pursuant to Section 8.3(c) (the “Closing Certificate”) shall survive the Merger and continue until the date that is two (2) years from the Effective Time; provided, however, that the representations and warranties of the Company set forth in Section 4.10 (Taxes) shall survive the Closing until the date that is seven (7) years from the Effective Time (in each case, the “Survival Period”); provided, further, however, that if any bona fide Indemnification Claims (as defined below) have been asserted in accordance with this Article X and the Escrow Agreement prior to the termination of the applicable Survival Period, such claims shall continue in effect until final resolution of such claims. The covenants and agreements of the Company, Parent and Merger Sub contained in this Agreement that by their terms apply or are to be performed in whole or in part after the Effective Time shall survive the Effective Time.

10.2 Indemnification.

(a) Indemnity. Subject to Sections 10.1, 10.2(c) and 10.5, from and after the Effective Time and until the termination of the applicable Survival Period, Parent, Merger Sub and the Surviving Corporation and their respective affiliates, officers, directors, stockholders, representatives and agents (collectively, the “Indemnitees”), shall be indemnified and held harmless (on a several (but not joint) basis) by each holder of Company Capital Stock who does not perfect its appraisal rights pursuant to Section 262 of the DGCL, each dissenting stockholder who withdraws or otherwise terminates its appraisal rights pursuant to the DGCL and each Optionholder (collectively, “Escrowed Holders”), from and to the extent of such Escrowed Holder’s proportionate interest in the Escrow Fund, from and against and in respect of all Losses resulting from, arising out of, relating to, imposed upon or incurred by Parent, Merger Sub, the Surviving Corporation or any other Indemnitee by reason of:

(i) the failure of any representation or warranty of the Company in this Agreement or the Closing Certificate to be true, correct and complete on the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except that any such representations and warranties which by their express terms are made solely as of a specified earlier date shall be true, correct and complete only as of such specified earlier date, in each case, determined without giving effect to any Material Adverse Effect or materiality qualifications contained in such representations and warranties;

(ii) any breach or failure by the Company to perform any of the covenants or agreements of the Company contained in this Agreement that are to be performed prior to the Effective Time;

(iii) any claims arising out of, related to, or in connection with the exercise of appraisal rights under Section 262 of the DGCL;

(iv) any amounts recoverable by Parent under Section 3.3(f);

(v) any fees and expenses of the Accounting Referee payable under Section 3.3(d); and

(vi) the termination of the Contract set forth on Schedule 7.14 at or prior to the Effective Time or, in the event such Contract is not terminated at or prior to the Effective Time, any claims arising out of, related to, or in connection with the termination of the Contract set forth on Schedule 7.14 following the Effective Time.

(b) Escrow Fund. To provide a fund against which an Indemnitee may assert claims of indemnification pursuant to this Agreement (an “Indemnification Claim”), at Closing Parent shall deposit $30,000,000 of the Estimated Aggregate Merger Consideration (the “Escrow Amount”) into an interest-bearing escrow account (the “Escrow Fund”). The Escrow Amount, and interest and other earnings payable thereon, shall be held and distributed in accordance with the Escrow Agreement. Parent shall be the owner of the Escrow Fund for tax purposes, and all parties will file all Tax Returns consistent with such treatment unless otherwise required by Law. All distributions made to the Escrowed Holders out of the Escrow Fund shall be based on such stockholder’s proportionate interest in the Final Aggregate Merger Consideration it is entitled to receive pursuant to Article III (“Pro Rata Share”). Subject to and in accordance with the terms of the Escrow Agreement, up to $10,000,000 of the Escrow Amount shall be released from the Escrow Fund on the date that is one (1) year following the Closing Date, with up to an additional $10,000,000 of the Escrow Amount to be released from the Escrow Fund on the date that is eighteen (18) months following the Closing Date and the remaining $10,000,000 of the Escrow Amount to be released from the Escrow Fund on the date that is two (2) years following the Closing Date.

(c) Limitations.

(i) Notwithstanding any other provision in this Agreement to the contrary, the Escrowed Holders shall not be required to make any indemnification payment pursuant to Section 10.2(a)(i) until such time as the total amount of all Losses that have been suffered or incurred by the Indemnitees pursuant to Section 10.2(a)(i), other than Losses attributable to any breach of the representations and warranties of the Company set forth in Sections 4.1 (Organization and Good Standing), 4.2 (Authorization of Agreement), 4.4 (Capitalization), 4.5 (Subsidiaries; Investments), 4.10 (Taxes) or 4.27 (Financial Advisors), exceeds $625,000, and, in such event, the Escrowed Holders shall be required to pay the entire amount of such Losses (after deducting therefrom an amount equal to $250,000).

(ii) The total amount of Losses which the Escrowed Holders shall be obligated to pay to the Indemnitees under Section 10.2(a) shall not exceed the Escrow Fund and the amount of Losses each Escrowed Holder shall be obligated to pay the Indemnitees under Section 10.2(a) shall not exceed its, his or her Pro Rata Share of such Losses. Notwithstanding the foregoing, the aggregate liability of any Escrowed Holder for any Indemnification Claim involving fraud or intentional misrepresentation or omissions on the part of the Company, or any Indemnification Claim resulting from a breach of the Tax representations and warranties contained in Section 4.10 of this Agreement, shall not be limited to the Escrow Fund; provided, however, that, in no event shall any Escrowed Holder be liable for Losses attributable to any breach of the Tax representations contained in Section 4.10 of this Agreement in excess of twenty-five percent (25%) of its, his or her Pro Rata Share of such Losses, and an Escrowed Holder’s aggregate liability in respect of such Losses shall not exceed twenty-five percent (25%) of its, his or her respective portion of the Final Aggregate Merger Consideration; provided, further, however, that the amount of Losses each Escrowed Holder shall be obligated to pay the Indemnitees for any Indemnification Claim attributable to fraud or intentional misrepresentation or omissions on the part of the Company shall not exceed its, his or her Pro Rata Share of such Losses and an Escrowed Holder’s aggregate liability in respect of such Losses shall not exceed the portion of the Final Aggregate Merger Consideration received by such Escrowed Holder.

(iii) An Indemnitee’s right to indemnification under this Article X based on the breach of any representation, warranty or covenant or based on the failure of such representation or warranty to be true, correct and complete as of the date hereof or the Closing Date shall not be diminished or otherwise affected in any way as a result of the existence of such Indemnitee’s Knowledge of such breach or untruth as of the date hereof or as of the Closing Date, regardless of whether such Knowledge exists as a result of the Indemnitee’s investigation or as a result of disclosure by the Company (or any other Person), unless such disclosures were set forth in this Agreement or in any applicable schedules hereto.

(iv) Notwithstanding any other provision in this Agreement to the contrary, the Indemnitees shall not be entitled to recovery from the Escrowed Holders for any exemplary, special, indirect or consequential Losses or damages of any kind whatsoever (including lost profits and diminution in value).

(v) The amount of Losses recoverable by any Indemnitee under this Agreement with respect to an indemnity claim shall be reduced by (A) the amount of any payment actually received by such Indemnitee from any insurance policy net of any deductibles or other amounts payable with respect thereto, and (B) the amount of any net Tax benefits actually received by the Indemnitee, in each case, in the year the indemnification payment is made or in any prior year, resulting from the incurrence or payment of such Losses.

(d) Manner of Indemnification. Each Indemnification Claim shall be made only in accordance with this Article X and the Escrow Agreement.

10.3 Representative. For purposes of this Agreement, the Escrowed Holders, without any further action on the part of any such Escrowed Holder, shall be deemed to have consented to the appointment of Jason Nevader (or, if Jason Nevader is offered and accepts a full-time management position with Parent, the Surviving Corporation or any of their Affiliates, David Bohnett shall become the Representative automatically and without any further action on the part of the Escrowed Holders) as the Representative of such Escrowed Holders, as the attorney-in-fact for and on behalf of each such Escrowed Holder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by him under this Agreement, including the exercise of the power to (a) execute this Agreement and the Escrow Agreement, (b) authorize delivery to Parent and the Surviving Corporation of the Escrow Fund, or any portion thereof, in satisfaction of Indemnification Claims, (c) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims, (d) resolve any Indemnification Claims, and (e) take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement. Accordingly, the Representative has unlimited authority and power to act on behalf of each Escrowed Holder with respect to this

Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, rights or obligations arising from and taken pursuant to this Agreement or the Escrow Agreement. The Escrowed Holders will be bound by all actions taken by the Representative in connection with this Agreement or the Escrow Agreement, and Parent and the Surviving Corporation shall be entitled to rely on any action or decision of the Representative. The Representative will incur no liability with respect to any action taken or suffered by him in reliance upon any notice, direction, instruction, consent, statement or other document believed by him to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his own willful misconduct, bad faith or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Representative may rely on the advice of counsel, and the Representative will not be liable to Escrowed Holders for anything done, omitted or suffered in good faith by the Representative based on such advice. Subject to and in accordance with the terms of the Escrow Agreement, up to $250,000 of the reasonable expenses of the Representative shall be paid from the Escrow Fund on an as incurred basis. The Representative will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him. At any time during the term of the Escrow Agreement, Escrowed Holders entitled to a majority in interest of the Escrow Amount can appoint a new Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Representative to Parent and the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, Merger Sub (or, if after the Effective Time, the Surviving Corporation) and the Escrow Agent.

10.4 Third Party Claims. If Parent becomes aware of a third-party claim that Parent believes, in good faith, may result in an Indemnification Claim, Parent shall notify the Representative of such claim, and shall conduct the defense of such claim. The Representative, as representative for the Escrowed Holders, shall be entitled to participate in any such defense. The reasonable costs of the defense of any third-party action or claim incurred by the Representative shall be paid by the Escrowed Holders. Notwithstanding the immediately preceding sentence, Parent shall conduct such defense, but shall not settle any such claim without the consent of the Representative, such consent not to be unreasonably withheld; provided, however, that if the consent of the Representative is so obtained, such settlement of that portion of any such claim shall alone be determinative of the amount of the claim against the Escrow Amount, and neither the Representative nor any person who has a beneficial interest in the Escrow Amount shall have any power or authority to object under any provision of this Article X to the amount of any demand by Parent against the Escrow Amount with respect to such settlement.

10.5 Exclusive Remedy. Except as expressly provided otherwise in this Article X, the Escrow Fund shall be the sole and exclusive remedy of the Indemnitees from and after the Effective Time for any Indemnification Claims arising under this Agreement, including claims of breach of any representation, warranty or covenant in this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by any party of any right to specific performance or injunctive relief, or any right or remedy arising by reason of any (a) fraud or willful misrepresentation with the respect to this Agreement or the Closing Certificate and (b) litigation or other claims related to the exercise of appraisal or similar rights by any holders of outstanding shares of Company Capital Stock who hold such shares as of, or prior to, the Closing Date. The obligations of the Escrowed Holders of the Company under this Article X shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach given rise to such obligation, it being understood that the Escrowed Holders, not the Company, shall have the sole obligation for the indemnification obligations under this Article X.

ARTICLE XI

MISCELLANEOUS

11.1 Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The parties hereto agree that (a) in the event of any breach or threatened breach by any party of any covenant, obligation, or other provision of this Agreement applicable to such party, the other parties shall be entitled (in addition to any other remedy that may be available) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach, and (b) neither such other parties shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

11.2 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) Each of the parties hereto agrees that any legal action or proceeding with respect to this Agreement may be brought in the Chancery Court of the State of Delaware or any federal court sitting in the State of Delaware and, by execution and delivery of this Agreement, each party hereto irrevocably submits itself in respect of its property, generally and unconditionally to the exclusive jurisdiction of the aforesaid courts in any legal action or proceedings arising out of or in connection with this Agreement brought in the courts referred to in the proceeding sentence. Each party hereby consents to process being served in any such action or proceeding by the mailing of a copy thereof to the address set forth in Section 11.5 hereof and agrees that such service upon receipt shall constitute good and sufficient service of process or notice thereof. Nothing in this Section 11.2 shall affect or eliminate any right to serve process in any other matter permitted by law.

(b) The Company and Parent each hereby waive, to the fullest extent permitted by applicable Law, any right to trial by jury of any claim, demand, action or cause of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in tort, contract, equity or otherwise. The Company and Parent each hereby agree and consent that any such claim, demand, action or cause of action shall be decided by court trial without a jury and that any party may file an original counterpart of a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

11.3 Entire Agreement; Amendments and Waivers. This Agreement and the other Transaction Documents (including the schedules and exhibits hereto and the Non-Disclosure Agreement) represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof and can be amended, supplemented or changed, and any provision hereof or thereof can be waived, only by written instrument making specific reference to this Agreement or such other Transaction Document, as applicable, signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement or any other Transaction Document, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.4 No Third Party Beneficiaries. This Agreement, the exhibits and schedules hereto, the Company Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein are not intended to, and shall not, confer upon any other person any rights or remedies hereunder, except the rights granted to the Covered Parties under Section 7.7 and the rights granted to the Indemnitees under Article X.

11.5 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state without reference to such state’s principles of conflicts-of-law.

11.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Company, to:

MediaVast, Inc.

49 West 27th Street, 5th Floor

New York, New York 10001

Attention: Jason Nevader

Facsimile: (212) 208-4627

With a copy to:

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304
Attention:	Page Maillard Jason Sebring
Facsimile:	(650) 493-6811

If to Parent, Merger Sub or the Surviving Corporation, to:

Getty Images, Inc. 601 N. 34th Street Seattle, Washington 98103
Attention:	Jeffrey Beyle
Facsimile:	(206) 925-5623

With a copy to:

Weil, Gotshal & Manges LLP 201 Redwood Shores Parkway Redwood Shores, California 94065
Attention:	Craig W. Adas Kyle C. Krpata
Facsimile:	(650) 802-3100

If to the Representative, to:

Jason Nevader c/o MediaVast, Inc. 49 West 27th Street, 5th Floor New York, New York 10001
Facsimile:	(212) 208-4627

11.7 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by the

Company, Parent, Merger Sub or the Surviving Corporation (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided, however, that Parent or Merger Sub may assign this Agreement and any or all of their respective rights or obligations hereunder to any Affiliate of Parent or Merger Sub.

11.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

COMPANY:

MEDIAVAST, INC.

By:	/s/ JASON NEVADER
Name:	Jason Nevader
Title:	CEO

PARENT:

GETTY IMAGES, INC.

By:	/s/ JOHN LAPHAM
Name:	John Lapham
Title:	Deputy General Counsel, VP

MERGER SUB:

MV ACQUISITION CORPORATION

By:	/s/ JEFF BEYLE
Name:	Jeff Beyle
Title:	President and Treasurer

Solely with respect to Section 3.3, Article X and Article XI

REPRESENTATIVE

JASON NEVADER

/s/ JASON NEVADER

EXHIBIT A

FORM OF WRITTEN CONSENT

EXHIBIT B

NON-COMPETITION AGREEMENTS

EXHIBIT C

CERTIFICATE OF MERGER

EXHIBIT D

ESCROW AGREEMENT